Exhibit 10.21

TIMESHARE PURCHASE AGREEMENT

This TIMESHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 10th day of December, 2004 (the “Effective Date”), by and between OPBIZ, L.L.C., a Nevada limited liability company (the “Seller”), and WESTGATE RESORTS, LTD., a Florida limited partnership (the “Developer”).

RECITALS:

A.                                   The Seller has entered into a Purchase and Sale Agreement (the “PSA”) with Aladdin Gaming, L.L.C. pertaining to the acquisition by the Seller of the hotel and casino Complex commonly known currently as the Aladdin Resort & Casino in Las Vegas, Nevada (the “Complex”).  The parcel of land described on Exhibit A attached hereto (or to be attached hereto, in accordance with the Documentation Schedule defined below) (the “Timeshare Property”) is included in the Complex.

B.                                     The Developer develops, markets, manages and sells Timeshare Units and other real estate related products and wishes to purchase the Timeshare Property, and the Seller wishes to sell the Timeshare Property, and the parties wish to enter into certain other agreements and undertakings identified herein, all subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by reference as if fully restated, and the mutual representations, warranties, certifications, promises, undertakings and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Definitions.   In addition to terms defined elsewhere herein, the following terms have the meanings indicated:

(a)                                  100 Percent Sell-Out means that all Timeshare Intervals in the Timeshare Project, including all phases contemplated as part of the Timeshare Project, have been sold and conveyed to bona fide third-party consumer purchasers and that no such purchaser is in breach, violation or default under any of the Timeshare Documents or under any documents or agreements pertinent to the purchase and/or financing of the purchase of any Timeshare Interval in the Project.  100 Percent Sell-Out shall be determined on a “net” basis in accordance with the Timeshare Interval Measurement Principles.

(b)                                 ADR:  Average Daily Rate, as the case may be, actually charged for the applicable property or portion thereof, determined in accordance with hotel industry standards as applied at the Hotel/Casino Property.

(c)                                  Aggregate Maximum Marketing Fee Amount:  See Section 3(f).

(d)                                 Business Day:  A day other than a day which is a Saturday or Sunday or a day on which banks are closed in Las Vegas, Nevada, or Orlando, Florida.

(e)                                  CERCLA:  The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. (“CERCLA”), and the regulations adopted pursuant to CERCLA.

(f)                                    City Block Covenants:  Documents and agreements binding upon the properties in the city block (the “City Block”) in which the Complex is located – including the Northwind Property, the Mall Property and the Complex (which includes the Hotel/Casino Property and the Timeshare Property (collectively, the “City Block Properties”) – and the owners of said properties.  See Section 19.

(g)                                 Closing:   Consummation of the transfer of the Timeshare Property to the Developer, as provided in Section 25 and other applicable sections of this Agreement, and subject to the conditions and contingencies in said Section and other applicable provisions of this Agreement.

(h)                                 Closing Date:  The date on which Closing occurs.  The parties agree that the Closing shall occur not later than December 31, 2004, in any event.  See, e.g., Section 25.

(i)                                     Complex:  The hotel and casino complex commonly known currently as the Aladdin Resort & Casino in Las Vegas, Nevada, including but not limited to the Hotel/Casino Property and the Timeshare Property, and all amenities and other common support facilities and other facilities now or hereafter owned or controlled by Seller and serving the Complex which constitute amenities for the Complex, of which some or all shall be available to occupants of the Timeshare Property, as and to the extent provided herein.

(j)                                     Complex Standards:  The Timeshare Project will be constructed and furnished in accordance with the standards agreed upon by Seller and Developer as to brand adherence, quality of furnishings, amenities and other attributes, all as more particularly set forth in the final Development and Construction Plan for the Timeshare Project, as amended and supplemented from time to time by mutual agreement.

(k)                                  Critical Jurisdictions:  See Section 11.

(l)                                     Deed Delivery:  See Section 25(f).

(m)                               Design/Approval Process:  See Section 5.

(n)                                 Developer:  WESTGATE RESORTS, LTD., a Florida limited partnership.  Westgate Resorts, Ltd. may form a single-purpose entity wholly owned by Westgate Resorts, Ltd. for the purpose of acting as Developer hereunder, in which event said wholly-owned single-purpose entity shall be the Developer hereunder; notwithstanding the foregoing, in the event Westgate Resorts, Ltd. forms a wholly-owned single-purpose entity for such purpose, Westgate Resorts, Ltd. shall remain liable to Seller hereunder.

(o)                                 Disposal:  Refer to definition of Hazardous Substances.

(p)                                 Documentation Schedule:  The schedule hereby agreed upon for negotiation and attachment to this Agreement of exhibits, schedules and other items, as set forth in Section 37.

(q)                                 Effective Date:  Regardless of the date of execution and/or delivery of this Agreement by any or all parties, the date identified as the Effective Date on page 1 of this Agreement.

(r)                                    Environmental Assessment:  Any Phase One, Phase Two or other environmental assessment of the Timeshare Property pursuant to the provisions of Section 9 and/or any other applicable provisions of this Agreement, any and all of which shall be Developer’s its sole cost and expense.

(s)                                  Environmental Matters:  Any matter arising under and in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any state or federal environmental agency relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the usage, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or Disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

(t)                                    Environmental Objections:  Environmental Matters which may materially and adversely impair Developer’s intended purpose for the Timeshare Property, as determined by Developer in its reasonable discretion, and to which Developer validly objects pursuant to the terms of this Agreement.

(u)                                 Existing Permitting and Zoning Approvals:  All zoning, PUD or subdivision approvals, ordinances, or resolutions of any governmental authority, body, agency or entity relating to the Timeshare Property, and all site plans, development orders, approvals, consents, permits, certificates and other governmental licenses, which burden, benefit or otherwise affect the ownership or development of the Timeshare Property or relate to the payment of any reservation fee, deposit or impact fee benefiting or burdening the Timeshare Property.

(v)                                 Filing Date:  See Section 11.

(w)                               Fully Sold or Fully Sold Project or Fully Sold-Out or Fully Sold-Out Project means one year following achievement by the Developer of Net Interval Sales constituting 95 percent of all Timeshare Intervals in the Timeshare Project, or such earlier date, after achievement by the Developer of Net Interval Sales constituting 95 percent of all Timeshare Intervals in the Timeshare Project, that Developer no longer sells exclusively Timeshare Intervals in the Timeshare Project.  Fully Sold Project (and related terms) shall be determined on a “net” basis in accordance with the Timeshare Interval Measurement Principles.

(x)                                   GAAP:  United States generally accepted accounting principles, provided, however, that, for the purpose of the definitions of “Net Interval Sales”, “Interval Sale” and as such terms are defined herein, and subject to the Timeshare Interval Measurement Principles and the provisions of such definitions, references to GAAP shall be applicable only for the purpose of determining whether and when a sale has occurred and for such other purposes as shall not be in conflict with said definitions or with the Timeshare Interval Measurement Principles.

(y)                                 Hazardous Materials:  “Solid Waste” (as that term is defined under RCRA), “Hazardous Waste” (as that term is defined under RCRA), “Hazardous Substances” (as that term is defined under CERCLA), and other pollutants, including, without limitation, any solid, liquid, gaseous or thermal irritant or contaminant, such as smoke, vapor, soot, fumes, acids, alkalis, petroleum products or chemicals.

(z)                                   Hazardous Substances:  The definitions thereof set forth in CERCLA and RCRA, and all other federal, state, county, local and other laws, ordinances, codes, statutes, rules, regulations, decrees and orders relating to or imposing liability or standards of conduct regarding environmental or hygienic matters.

(aa)                            Hazardous Waste:  Refer to definition of Hazardous Materials and Hazardous Substances.

(bb)                          Hotel/Casino Property:  All portions of the Complex other than the Timeshare Property, including but not limited to that portion of the Complex upon which the current Aladdin Hotel and Casino and the Theatre for the Performing Arts are and are to be located, and also including any adjacent land or buildings that may be acquired in the future by Seller or any affiliate and designated by Seller as Hotel/Casino Property under this Agreement, and all of which are (or are to be) owned by the Seller.

(cc)                            Interval Sales (sometimes also referred to as Vacation Ownership Sales) shall mean, for any period of time, the sales price for each Timeshare Interval in the Timeshare Project (or, if and to the extent applicable, in other timeshare projects) sold to bona fide third party consumer purchasers, as such sales price is set forth in the purchase agreement for each such sale, multiplied by the number of such sales occurring in the applicable period of time; less (i) all consumer discounts (excluding, however, credits given to purchasers of Timeshare Intervals at the Timeshare Project to the extent said credits pertain to contractual or other undertakings in connection with properties or products other than the Timeshare Project); and (ii) the cost of all “first day benefits” included in such purchase agreement which may include, but not be limited to, unreimbursed closing costs solely attributable to the purchaser of a Timeshare Unit whether included as part of the purchase price or separately itemized; and (iii) credits given to purchasers of Timeshare Intervals at the Timeshare Project as a result of “trade-ins” or “upgrades”, each such credit not to exceed the Net Interval Sale price previously recognized by Developer with respect to the Timeshare Interval being “traded in”.

Interval Sales (and Net Interval Sales; see below) shall be determined on a “net” basis in accordance with the Timeshare Interval Measurement Principles and, only for the purpose of determining whether and when a sale has occurred and for such other purposes as shall not be in conflict with the Timeshare Interval Measurement Principles, GAAP.  Interval Sales (and Net Interval Sales; see below) shall not include (A) revenues received by Developer or any affiliate of Developer relating to or arising from any management fees due to Developer in connection with the Timeshare Project, or (B) revenues received by Developer or any affiliate of Developer relating to any timeshare, vacation ownership, fractional, club, exchange network, credit life insurance or similar resort products offered for sale by Developer or any affiliate of Developer other than Interval Sales (aka Vacation Ownership Sales) (which arise from the Timeshare Project), or (C) other amounts collected by Developer at the time of the closing or thereafter of the Timeshare Unit such as assessments and service fees in accordance with customary schedules for such assessments and fees at Developer’s timeshare projects generally, and third party exchange membership fees or third party exchange transaction fees; or (D) interest and finance charges paid by purchasers of Timeshare Intervals in connection with financing their purchases thereof.

Interval Sales shall be based upon 52 weeks (or applicable fraction) multiplied by 1,000 Timeshare Units or such larger number of Timeshare Units as are actually built, in accordance with the Unit Count Example, adjusted for partial weeks and for other than annual (i.e., biannual) use.

(dd)         Leases:  The Marketing & Solicitation Leases, the Resort and Amenities Access Easement/Agreement, the Sales Center Lease (see Section 14), and the Maintenance Agreement.

(ee)         Letter of Credit:  See Section 3(d).

(ff)           Maintenance Agreement:  See Section 17.

(gg)         Mall Property:   A portion of the City Block owned by Boulevard Investments and used in whole or in part as a shopping mall.  Also known as Desert Passage Shopping Center (aka/fka Aladdin Bazaar).

(hh)         Marketing and Leasing Agreement:  See Section 12.

(ii)           Marketing Commencement Date:  See Section 12.

(jj)           Marketing & Solicitation Leases:  See Section 13.

(kk)         Marketing Fee:  See Section 4.

(ll)           Marketing Fee Period:  See Section 4.

(mm)       Marketing Plan:  Developer’s plan for marketing the Timeshare Project to prospective purchasers.

(nn)         Mezzanine Lender Agreements:   Securities Purchase Agreement among the Seller and the Mezzanine Lenders, together with all documents and agreements related thereto, all of which affect the Seller and the Complex including the Timeshare Property.

(oo)         Mezzanine Lenders:   Post Advisory Group, LLC, as Agent and Collateral Agent for, and together with, the lenders who are parties to the Mezzanine Lender Agreements.

(pp)         Minimum Project Density:  The requirement that the Timeshare Project must consist of no fewer than one thousand (1,000) Timeshare Units, and no fewer than two thousand (2,000) keys, in one-, two-, three- and/or four-bedroom “lockout” units, located in not more than four (4) buildings, each containing at least fifteen (15) stories and no fewer than five hundred (500) keys, in one-, two-, three- and/or four-bedroom “lockout” units.

(qq)                          Net Interval Sales shall mean, for any period of time, the aggregate amount of Interval Sales (aka Vacation Ownership Sales) during said period, determined on a “net” basis in accordance with the Timeshare Interval Measurement Principles and, only for the purpose of determining whether and when a sale has occurred and for such other purposes as shall not be in conflict with the Timeshare Interval Measurement Principles, GAAP.  Net Interval Sales shall not include (A) revenues received by Developer or any affiliate of Developer relating to or arising from any management fees due to Developer in connection with the Timeshare Project, or (B) revenues received by Developer or any affiliate of Developer relating to any timeshare, vacation ownership, fractional, club, exchange network, credit life insurance or similar resort products offered for sale by Developer or any affiliate of Developer other than Interval Sales (which arise from the Timeshare Project), or (C) other amounts collected by Developer at the time of the closing or thereafter of the Timeshare Unit such as assessments and service fees in accordance with customary schedules for such assessments and fees at Developer’s timeshare projects generally, and third party exchange membership fees or third party exchange transaction fees; or (D) interest and finance charges paid by purchasers of Timeshare Intervals in connection with financing their purchases thereof.

(rr)                                Northwind Property:   A portion of the City Block owned by Northwind Aladdin LLC (a Nevada limited liability company) and used in whole or in part as an electric generating facility.

(ss)                            Operating Budget:  See Section 17.

(tt)                                Operating Costs:  The direct out-of-pocket expenses of operating the Timeshare Project (which include all Timeshare Units both dedicated to the timeshare plan and any Timeshare Units operated as hotel units), including but not limited to maintenance expenses, reserves required to be funded pursuant to the Timeshare Documents, real estate taxes, fees payable to Westgate for management of the Timeshare Project; fees payable to Starwood for management and maintenance of the Timeshare Project; the PHII License Fee; the Westgate License Fee; the amenities fee payable pursuant to the Resort and Amenities Access Easement/Agreement; the actual cost of operation and maintenance of parking facilities serving the Timeshare Project constructed by Developer to the extent necessitated by Seller’s inability, pursuant to the City Block Covenants (see Section 6(d)), to provide and make available to Developer the entire number of parking spaces required by the Parking Requirement; the Parking Fee; and all other applicable fees and expenses mutually agreed by Seller and Developer.  See Section 17 and Section 18 for provisions pertinent to payment of Operating Costs and other related items, including, to the extent applicable, construction loan interest and construction cost amortization.

(uu)                          Parent Guaranty:  See Section 9(n).

(vv)                          Parking Fee:  See Section 6(d).

(ww)       Parking Requirement:  The entire number of parking spaces required by Developer pursuant to applicable legal requirements to develop the Timeshare Project.  See Section 6(d).

(xx)          Permitted Environmental Matters:  Facts and circumstances pertaining to environmental issues affecting the Timeshare Property, other than Environmental Objections.

(yy)                          Permitted Survey Matters:  Matters of survey to the Timeshare Property, other than Survey Objections.

(zz)                              Permitted Title Matters:  Matters of title to the Timeshare Property, other than Title Objections.

(aaa)                      Permitted Zoning and Land Use Matters:  Facts and circumstances pertaining to zoning and land use issues affecting the Timeshare Property, other than Zoning and Land Use Objections.

(bbb)                   PHII Licensing and Memorabilia Agreement:  See Section 10.

(ccc)                      PH Sales Commencement Date:  See Section 11.

(ddd)                   Plans and Specifications and Development Schedule:  The Developer’s plans and specifications for the development and construction of the Timeshare Project, including but not limited to the Developer’s schedule and timeline therefor, all subject to approval by the Seller in accordance with this Agreement.

(eee)                      PSA:  See Recital A.

(fff)                            Purchase Price:  The monetary consideration to be paid by Developer to Seller for the Timeshare Property pursuant to the terms of this Agreement, as provided in Section 3 and other applicable provisions of this Agreement.

(ggg)                   RCRA:  The Resource Conservation and Recovery Act, as amended, 42 U.S.C.§ 6901 et seq. (“RCRA”), and the regulations adopted pursuant to RCRA.

(hhh)                   REA Approval Deadline:  See Section 6(a).

(iii)                               Release (when used in connection with Hazardous Substances and/or Environmental Matters):  Refer to definition of Hazardous Substances.

(jjj)                               Rental Income:  See Section 18.

(kkk)                      Resort and Amenities Access Easement/Agreement:  See Section 13.

(lll)                               Sales Center Lease:  See Section 14.

(mmm)    Seller:  OPBIZ, L.L.C., a Nevada limited liability company, and, as applicable affiliate(s) thereof, including but not limited to its parent, MezzCo LLC, a Nevada limited liability company.

(nnn)                   Seller’s Environmental Assessment:  That certain Environmental Assessment dated February 24, 1998 prepared by Ninyo & Moore.

(ooo)                   Seller’s Survey:  That certain ALTA Survey dated March 24, 2003 by Horigan Survey for the Complex.

(ppp)                   Seller’s Title Report:   That certain Preliminary Title Report dated March 14, 2003 prepared by United Title of Nevada.

(qqq)                   Senior Lender Agreements:   Amended and Restated Loan and Facilities Agreement among the Seller and the Senior Lenders, together with all documents and agreements related thereto, all of which affect the Seller and the Complex including the Timeshare Property.

(rrr)                            Senior Lenders:   BNY Asset Solutions, as Agent and Collateral Agent for, and together with, the lenders who are parties to the Senior Lender Agreements.

(sss)                      Shore Up:   The difference between (1) all maintenance fees, calculated on a non-discounted basis, on all completed Timeshare Units and Timeshare Intervals, as provided in the mutually agreed Operating Budget, and (2) the amount of maintenance fees actually collected.  See Section 18.

(ttt)                            Solid Waste:  Refer to the definition of Hazardous Materials.

(uuu)                   Survey:  Any delineation or other measurement of the Timeshare Property obtained or requested by Developer at its sole cost and expense pursuant to the provisions of Section 8(a).

(vvv)                   Survey Objections:  Any matters of survey arising in the Survey which may materially and adversely affect Developer’s intended purpose for the Timeshare Property, as determined by Developer in its reasonable discretion, and to which Developer objects pursuant to the provisions of this Agreement.

(www)           Threatened Release:  Refer to definition of Hazardous Substances.

(xxx)                       Timeshare Advances:  See Section 3.

(yyy)                 Timeshare Development Agreements:  All documents and agreements executed or to be executed by Seller and/or Developer, in connection with this Agreement and the development of the Timeshare Project on the Timeshare Property, and all documents and agreements which otherwise pertain thereto, including but not limited to this Agreement, the Timeshare Documents, the Marketing and Leasing Agreement, the Letter of Credit, the Parent Guaranty, the completion bond(s) described in Section 9(n), the Marketing & Solicitation Leases, the Resort and Amenities Access Easement/ Agreement, the Sales Center Lease, and the Maintenance Agreement, all of which are to be acceptable to the parties and such third parties (e.g., Senior Lenders and Developer’s construction and receivables lenders) whose approval may be called for under this Agreement.

(zzz)                       Timeshare Documents:  Documents creating the timeshare plan and form of timeshare ownership for the Timeshare Project pursuant to Nevada law, including but not limited to Nevada Revised Statutes Ch. 119A and Nevada Administrative Code Ch. 119A.

(aaaa)              Timeshare Interval means and includes a right to use a Timeshare Unit, in whatever format may at any time apply, including but not limited to vacation ownership, fractional ownership, rights to use, vacation clubs, non-equity clubs and similar or related products, and whether or not established via deed, and whether or not measured on the basis of “points” or any other basis, and whether or not on a partial-week or full-week basis or on an annual or other than annual (e.g., biannual) use basis.

(bbbb)            Timeshare Interval Measurement Principles.  The parties wish to provide for maximum flexibility to the Developer in determining, from time to time, the best and most efficient method for marketing and selling Timeshare Intervals in the Timeshare Project.  The parties also wish to describe, with as much clarity as possible, the net effect hereunder of cancellations, rescissions and other terminations of consumer contracts to purchase Timeshare Intervals in the Timeshare Project.  To that end, any reference herein to Timeshare Intervals, 100 Percent Sell-Out, Fully Sold Project, Interval Sales, Net Interval Sales and similar or related terms and concepts shall be interpreted in the context of the following principles.

(1)                                  Fully Sold Project (and related terms) and 100 Percent Sell-Out and related and/or similarly described terms shall not be achieved unless at least the Minimum Project Density has been achieved, in accordance with the Unit Count Example.

(2)                                  Timeshare Intervals shall be determined on the basis of 52 weeks worth of Timeshare Intervals per Timeshare Unit per year.  Nevertheless, Developer may sell Timeshare Intervals in increments of less than one week and more than one week and/or on the basis of less than the entirety of a Timeshare Unit and/or may sell Timeshare Intervals for other than annual use (i.e., biannual use or other similarly split use).  Any determination of Interval Sales, Net Interval Sales, Fully Sold Project, 100 Percent Sell-Out and similar or related terms and concepts shall be adjusted to reflect the foregoing.

(3)                                  Determinations of Interval Sales, Net Interval Sales, Fully Sold Project, 100 Percent Sell-Out and similar or related terms and concepts shall be made on a “net” basis, in accordance with the Timeshare Measurement Principles and, only for the purpose of determining whether and when a sale has occurred and for such other purposes as shall not be in conflict with the Timeshare Interval Measurement Principles, GAAP; and any applicable benchmark or level of performance shall not have occurred if any Timeshare Interval necessary for occurrence of such benchmark or level of performance has been returned or recovered for any reason (e.g., cancellation of sale by consumer, foreclosure on Timeshare Interval by Developer or Developer’s factor) and remains unsold and part of the Timeshare Project inventory for resale to a bona fide third-party consumer purchaser.

(4)                                  Within the Timeshare Interval Measurement Principles, references to Timeshare Units (or, if applicable, “keys”) shall be deemed to refer to Timeshare Units (or “keys”) actually constructed, but the foregoing shall not affect the requirements herein pertaining to Minimum Project Density.

(cccc)                Timeshare Project:  A single-phase or multi-phased (as provided herein) timeshare development on the Timeshare Property, in accordance with this Agreement (see, e.g., Section 9) and the final Complex Standards, complying with the Minimum Project Density, and with amenities for all Timeshare Units, to be developed and constructed by the Developer pursuant to this Agreement and subjected to a timeshare plan or regime pursuant to the Timeshare Documents.  The Timeshare Project may also include other facilities customarily contained in a timeshare development, but, with the exception of check-in facilities and swimming pool, which Developer may in its discretion construct at its cost as part of the Timeshare Project for use by occupants of the Timeshare Project, such other facilities at the Timeshare Project shall not include any amenities offered by Seller at the Hotel/Casino Property, including but not limited to gaming, conventions, hotel use (including facilities developed for hotel use as well as hotel use of Timeshare Units as provided herein), food and beverage, retail, entertainment (live or otherwise) and other recreational facilities.

Whether or not the entire number of expected Timeshare Units is ultimately constructed, each dwelling accommodation constructed at the Timeshare Property shall be deemed for all purposes hereunder to be a Timeshare Unit and part of the Timeshare Project.

The Timeshare Project does not include any right of the Developer to any use of or payment associated with any activity at or about or associated with the Complex other than development and marketing of Timeshare Intervals, such as, but not limited to, gaming, conventions, hotel use (including facilities developed for hotel use as well as hotel use of Timeshare Units as provided herein), food and beverage, retail and entertainment.

(dddd)            Timeshare Property:  The portion of the Complex to be transferred to the Developer in accordance with and subject to the provisions of this Agreement, and upon which Developer shall construct at least one thousand (1,000) Timeshare Units, and no fewer than two thousand (2,000) keys, in one-, two-, three- and/or four-bedroom “lockout” units, and such improvements thereon actually constructed thereon from time to time, together with all other rights, privileges and easements appurtenant to such Timeshare Property, whether or not recorded.

(eeee)                Timeshare Sales Premiums:  See Section 15.

(ffff)                      Timeshare Unit:  Each dwelling unit developed at the Timeshare Property, which is divided into separate timeshare use periods.  Any dwelling unit at the Timeshare Property in which a door or doors connecting two or more separate rooms capable of being locked to create two or more private dwellings (i.e., each one-, two-, three- and/or four-bedroom “lockout” unit) shall constitute only one Timeshare Unit, subject, nevertheless, to the Unit Count Example and other applicable provisions of this Agreement.  Developer may designate one or more portions of any such “lockout” unit as separate Timeshare Units (so that such “lockout” unit is thereby considered two or more Timeshare Units) for the purpose of measuring Interval Sales and Net Interval Sales and for the purpose of calculating Marketing Fees and other related purposes under this Agreement, but not for the purpose of measuring compliance with the Minimum Project Density requirement or for other construction or related purposes under this Agreement.

(gggg)            Timeshare Unit Vacancy:  A Timeshare Unit, or, in the case of a lock-out unit, a separately keyed portion of a Timeshare Unit, which is completed and available for occupancy, but which is not actually occupied or reserved or sold for actual occupancy as to the week or night or other period of time in question.  Timeshare Unit Vacancies may include, among other things, Timeshare Units returned or recovered for any reason (e.g., cancellation of sale by consumer, foreclosure on Timeshare Interval by Developer or Developer’s factor) and remain unsold and part of the Timeshare Project inventory for resale to a bona fide third-party consumer.  See also Section 18.

(hhhh)         Title Commitment:  Any title insurance commitment or title report or other title information regarding the Timeshare Property obtained or requested by Developer from the Title Company at Developer’s sole cost and expense pursuant to the provisions of Section 8(a).

(iiii)                         Title Company: First American Title Insurance Company, or such other nationally recognized title insurance company designated by Developer and approved by Seller, such approval not to be unreasonably withheld.

(jjjj)                         Title Objections:  Any matters of title arising in the Title Commitment which may materially and adversely affect Developer’s intended purpose for the Timeshare Property, as determined by Developer in its reasonable discretion, and to which Developer objects pursuant to the provisions of this Agreement.

(kkkk)             Unit Count Example:   The following example illustrates the parties’ understanding of the number of Timeshare Units and number of separately keyed dwelling spaces (also referred to as separate “keys”) to be built by the Developer in the Timeshare Project in accordance with this Agreement, and how the Developer’s construction of “lockout” units (see above definition of Timeshare Units) affects the unit count and key count for purpose of measuring the Developer’s liabilities and obligations hereunder:

(1)                                  If the Developer builds, in accordance with this Agreement, a total of 1,000 Timeshare Units, each of which is a two-bedroom “lockout” unit, for a total of 2,000 keys, then the Developer shall have complied with its obligations concerning Minimum Project Density.

(2)                                  If the Developer builds, in accordance with this Agreement, at least 1,000 Timeshare Units, but does not include a sufficient number of two-, three- and/or four-bedroom “lockout” units in order to achieve a total of at least 2,000 keys, then the Developer shall not have complied with its obligations concerning Minimum Project Density.

(3)                                  If the Developer builds, in accordance with this Agreement, in the first phase as and to the extent provided for herein, at least 500 Timeshare Units and includes in such phase a sufficient number of two-, three- and/or four-bedroom “lockout” units in order to achieve a total of at least 1,000 keys, then the Developer shall have completed its construction obligations concerning the first phase of the Timeshare Project.

(4)                                  If the Developer builds, in accordance with this Agreement, in the first phase as and to the extent provided for herein, at least 500 Timeshare Units, but does not include in such phase a sufficient number of two-, three- and/or four-bedroom “lockout” units in order to achieve a total of at least 1,000 keys, then the Developer shall not have completed its construction obligations concerning the first phase of the Timeshare Project.

The foregoing is by way of example only and is only for the purpose of demonstrating the manner in which Timeshare Units are to be counted in connection with measuring Developer’s compliance with its construction obligations.  Notwithstanding this Unit Count Example, the Timeshare Project is subject to the reversion or perpetual easement described in Section 9(g) and other specifically applicable provisions hereof, but only to the extent therein stated.

(llll)                                               Vacation Ownership Sales:  Refer to definition of Interval Sales.

(mmmm)        Westgate License Fee:   Defined in Section 10(g).

(nnnn)                                    Zoning and Land Use Assessment:  Any review or investigation of the Existing Permitting and Zoning Approvals or other similar data for the Timeshare Property obtained or requested by Developer at its sole cost and expense pursuant to the provisions of Section 8.

(oooo)                                    Zoning and Land Use Objections:  Any matters relating to zoning and land use classifications arising from the Zoning and Land Use Assessment which may materially and adversely impair Developer’s intended purpose for the Timeshare Property, as determined by Developer in its reasonable discretion, and to which Developer objects pursuant to the terms of this Agreement.  The fact or circumstance that the Timeshare Property, prior to action by Developer and/or Seller and/or others in connection with the Design/Approval Process, is not and/or may not be zoned and/or otherwise approved by applicable governmental zoning and permitting authorities to allow Developer’s intended purpose for the Timeshare Property, shall not constitute a Zoning and Land Use Objection.  The preceding sentence shall not prevent Developer or Seller from relying upon any rezoning or other land use approval undertaken as part of the Design/Approval Process (see Section 5) as a condition precedent to Developer’s or Seller’s obligations pertinent to Closing or Deed Delivery.

2.                                      Purchase and Sale.   Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell the Timeshare Property to Developer and Developer agrees to purchase the Timeshare Property from Seller for the Purchase Price.

3.                                      Purchase Price; Advances.

(a)                                  The Purchase Price shall be paid by timely payment of the Marketing Fee provided for in the Marketing and Leasing Agreement and as provided in Section 4 below.  Notwithstanding the preceding sentence, the parties agree that the Purchase Price, for the purpose of calculating any transfer tax or recordation tax or similar payment, and for related purposes such as allocations among land, improvements, fixtures and personalty, and for any reporting purposes, is $35,000,000, subject to confirmation by a definitive appraisal expected by the Closing Date, which amount is consistent with the allocation assigned to the Timeshare Property pursuant to the PSA.

(b)                                 Notwithstanding Section 4 below or the provisions of the Marketing and Leasing Agreement, Developer agrees to pay Seller the following annual advances (“Timeshare Advances”) against the Marketing Fee to be earned by Seller.

(i)                                     $3,500,000 for Year 1 (see Section 4(d) for designation of applicable years); and

(ii)                                  $4,500,000 for Year 2; and

(iii)                               $6,000,000 for Year 3 and for each year thereafter until 100 Percent Sell-Out.

Timeshare Advances, in accordance with the above allocation, shall be paid on a monthly basis, in arrears, as provided in Section 4 below for payment of Marketing Fees, with the first Marketing Fee Period (defined below) commencing on the PH Sales Commencement Date and expiring on the last day of the month in which the PH Sales Commencement Date occurs.  At the end of each quarter (i.e., as of each March 31, June 30, September 30 and December 31), the Timeshare Advance for such quarter will be added to all the previous Timeshare Advances and compared to the Marketing Fees earned and paid from inception.  As of the end of each quarter,

(1)                                  if Seller is due Marketing Fees in excess of Timeshare Advances received to date, Developer shall pay said shortfall within thirty (30) days of the end of each quarter, and

(2)                                  if Seller has received Timeshare Advances in excess of Marketing Fees earned to date, then no Marketing Fees shall be due thereafter, until the aggregate amount of all Marketing Fees earned exceed aggregate amount of all Timeshare Advances paid, in which case Developer shall again be obligated to pay, as provided above, both the scheduled Timeshare Advances provided for in Section 3(b) plus the excess of Marketing Fees earned over said scheduled Timeshare Advances; provided, however, in any event, Developer shall be obligated to pay the scheduled Timeshare Advances provided for in Section 3(b) even if such payments of scheduled Timeshare Advances in the aggregate exceed Marketing Fees earned to date.

In the event of an act occasioned exclusively by forces of nature, terrorism or war within the continental United States outside the reasonable control of Developer and which materially impacts the Project, the parties shall negotiate in good faith whether and to what extent there shall be adjustments of the Timeshare Advances.

(c)                                  All payments in under or in connection with this Agreement, whether of the Purchase Price or otherwise, shall be in current funds or by wire transfer to or at the direction of Seller, which may include, in accordance with Seller’s lending covenants, the direction of such amounts to separate parent, subsidiary or affiliated entities including, with out limitation, causing such payments to be made to accounts controlled by or under common control with the Seller’s lenders.

(d)                                 In order to secure Developer’s duty to pay Timeshare Advances and Marketing Fees and other amounts payable under or in connection with this Agreement, Developer shall

(1)                                  at Deed Delivery, deliver to Seller a letter of credit (the “Letter of Credit”), in form and substance as set forth in Exhibit C attached hereto (or to be attached hereto, in accordance with the Documentation Schedule) and incorporated herein by reference, issued by a commercial bank the commercial paper of which is rated “A” or higher by Standard & Poor’s Corporation.  The Letter of Credit shall be issued in a face amount of $6,000,000, with an initial term of one (1) year, and shall be renewed annually with a face amount of $6,000,000 until the date which is six (6) years following the Closing Date; failure of Developer to provide for a renewal or acceptable substitute Letter of Credit at least thirty (30) days prior to its then-stated expiration shall entitle the Seller to draw upon said Letter of Credit in full ten (10) days prior to its then-stated expiration; and

(2)                                  at Closing, establish an escrow account, at a federally insured bank or savings institution with assets of at least $100 million, from which escrow account withdrawals are permitted to be made only by or with the express prior written approval of the Seller in each instance, into which Developer shall deposit such amounts as are required herein and in the Escrow Agreement.  The amounts required to be deposited in said escrow account are equal to and not exceeding 10 percent of the gross purchase price of each Timeshare Interval sold by Developer in accordance with the Marketing and Leasing Agreement (including, where applicable, timeshare intervals in timeshare projects other than the Timeshare Project to the extent marketed by Developer at the Complex).  The form and substance of the Escrow Agreement for said escrow account is set forth in Exhibit O which is (or shall be, in accordance with the Documentation Schedule) attached hereto and incorporated herein by reference.

(e)                                  The marketing and use leases and easements described in Section 13 are included as part of the Timeshare Property for purpose of determining the Purchase Price.

(f)                                    The Developer shall not be required to pay Marketing Fees or Timeshare Advances after the Seller has received, in the aggregate, payments of Marketing Fees totaling, in the aggregate, the Aggregate Maximum Marketing Fee Amount.  For the purpose hereof, the “Aggregate Maximum Marketing Fee Amount” is the product of the following:

(52) x TCI x TCIP x 10%

where “TCI” means the total number of Timeshare Intervals (determined in accordance with the Timeshare Interval Measurement Principles) corresponding to the total number of Timeshare Units actually constructed in the Timeshare Project, but not less than 1,000 Timeshare Units containing in the aggregate not less than 2,000 “keys”; and “TCIP” means the actual purchase price charged to and paid by or on behalf of purchasers of Timeshare Intervals of all TCIs.

(g)                                 If, after completion of construction of the last Phase of the Timeshare Project constructed by Developer, Developer’s remaining inventory of unsold Timeshare Intervals as of the first day of any year is materially less than an amount which, if 100 Percent Sell-Out were to occur in such year, would generate aggregate Marketing Fees for such year in an amount materially less than the aggregate monthly Timeshare Advances prescribed to be paid for such year in accordance with Subsection (b) above, then the parties the parties shall negotiate in good faith the extent to which there shall be adjustments of the Timeshare Advances for such year to reflect said remaining inventory.

4.                                      Marketing Fee.

(a)                                  For so long as the Marketing and Leasing Agreement (see Section 12) remains in effect, and continuing thereafter until 100 Percent Sell-Out, Developer shall pay a marketing fee (the “Marketing Fee”) in an amount equal to nine percent (9%) of the Net Interval Sales made by Developer of Timeshare Intervals in the Timeshare Project (including, where applicable, timeshare intervals in timeshare projects other than the Timeshare Project to the extent marketed at the Complex, as and to the extent permitted pursuant to this Agreement), in accordance with the Timeshare Interval Measurement Principles.  The Marketing Fee shall be paid in arrears by Developer to Seller on a monthly basis (the “Marketing Fee Period”) not later than the 20th day following the last day of the most recently expired Marketing Fee Period, by wire transfer of immediately available funds to one or more bank accounts as designated by Seller, and in connection with such payment, Developer shall provide to Seller a reasonably detailed itemized statement of the cumulative Net Interval Sales made by Developer for such Marketing Fee Period.  Said itemized statement shall be in the format set forth in Exhibit L attached hereto (or to be attached hereto, in accordance with the Documentation Schedule) and incorporated herein by reference, with such adjustments, additions and refinements as may be mutually agreed to by the Seller and Developer from time to time.

(b)                                 Seller shall be responsible for obtaining all licenses and/or permits as may be required under applicable law to receive the Marketing Fee.  Notwithstanding the foregoing, no payment of Timeshare Advances and/or Marketing Fees shall be withheld or delayed or denied in the event any required license or permit is not obtained, but, rather, any such payment shall be deposited in escrow with the Title Company and disbursed by the Title Company to the Seller as soon as any such required license or permit has been obtained.  If any such escrow remains in place for more than sixty (60) days, Seller and Developer shall in good faith negotiate an alternative payment arrangement giving Seller the same net economic result as payment of Timeshare Advances and Marketing Fees as provided for herein.

(c)                                  It is acknowledged and agreed that the Marketing Fee shall also cover the consideration for all permitted kiosks, leases and marketing efforts in the Complex.  See Sections 12, 13, 14, 15 and 16below.

(d)                                 Notwithstanding anything contained herein to the contrary, it is the intention of the parties that the Marketing Fee shall be calculated and paid based upon Net Interval Sales, which shall be reconciled and determined on quarterly and annual bases until the Marketing Fee has been paid in full, with the first year commencing as of the day Developer commences sales of Timeshare Intervals (i.e., on the PH Sales Commencement Date) and ending on the last day of the twelfth month thereafter.  Each successive year shall commence on the first succeeding day and end on the last day of the twelfth month thereafter.  For payments due to the Seller for periods prior to the commencement of the first year (i.e., prior to the PH Sales Commencement Date), see Section 12(c) and other applicable provisions of this Agreement.

(e)                                  The aggregate Marketing Fee to be paid by Developer shall be determined on a “net” basis in accordance with the Timeshare Interval Measurement Principles.

(f)                                    Simultaneously with delivery to Developer’s lenders for the Timeshare Project and other providers of funds for the Timeshare Project, but no less often than quarterly, with annual summarization, Developer shall deliver to Seller, for reliance by Seller, financial and other reports identical to the reports prepared for said lenders and other providers of funds, covering the just-ended quarter and the year-to-date period, for Developer and, where applicable, any and all entities with which Developer may be consolidated for reporting and/or audit and/or tax purposes; provided, however, Developer shall not be required to disclose to Seller specific information pertinent to that business of the Developer which is not related directly to the Timeshare Project.  If necessary, said deliveries to Seller shall include supplemental information to demonstrate and verify calculation and payment of Marketing Fees and Timeshare Advances and determination of Net Interval Sales for the period(s) in question.  Seller in its reasonable discretion may require any one or more of said reports and/or other books and records of Seller to be audited, for Seller’s benefit, by independent third-party certified public accountants acceptable to Seller.  Any such audit shall be at Seller’s expense unless the audit identifies a Marketing Fee discrepancy equal to or greater than 2 percent of any Marketing Fees payable for any covered period, in which event the audit in question shall be at Developer’s expense.  Any such reports and any such audits shall be subject to reasonable confidentiality requirements for the protection of Developer.

(g)                                 Notwithstanding anything to the contrary contained in this Section 4, Marketing Fees payable to Seller shall be reduced by the amount of Shore Up or Operating Expenses actually paid by Developer, together with interest thereon at the rate of six percent (6%) per annum, but the Timeshare Advance payments described in Section 3 above shall not, in any event, be reduced below the minimums described in said Section.  The amount of any such reduction not effected due to the minimum Timeshare Advance requirement of Section 3 shall be available to be effected in any subsequent year, if and to the extent Marketing Fees in such year exceed the applicable minimum.

(h)                                 Of the nine percent (9%) Marketing Fee payable to Seller, Seller upon actual receipt shall direct that (1) fifty percent (50%) shall be deposited into a securities account in the name of MezzCo LLC with Wells Fargo Bank NA established under the Collateral Account Agreement as provided in the Mezzanine Lender Agreements, and (2) fifty percent (50%) shall be deposited into an account securing the Senior Lenders as provided in the Senior Lender Agreements.

5.                                      Pre-Closing.

(a)                                  Design/Approval Process.  Notwithstanding anything contained herein to the contrary, it is acknowledged that prior to commencing construction and as part of its efforts to obtain financing, Developer and Seller must among other things complete and execute this Agreement and all the related agreements described herein.  In addition, Developer must complete the design and planning of the Timeshare Project and obtain all required governmental approvals (herein referred to as the “Design/Approval Process”).  The parties acknowledge that the Developer shall incur substantial expense in connection with the Design/Approval Process and since Seller and Developer cannot close hereunder unless closing first occurs under the PSA, the Developer does not wish to incur expenses in connection with the Design/Approval Process until such time.  Accordingly, Seller and Developer agree that the Design/Approval Process will not, except as provided below, commence until the closing under the PSA and the Effective Date of this Agreement.

(b)                                 Reserved.

(c)                                  Seller’s Approval.  All aspects of the Design/Approval Process, including but not limited to the subject matter of this Section 5, are subject to prior approval of the Seller, as provided in Section 9 below, such approval not to be unreasonably withheld.

(d)                                 Pre-Closing Deliveries by Seller.  Seller shall deliver to Developer, as soon as practical following the execution of this Agreement, subject to the terms and conditions of the PSA, and subject to any applicable confidentiality and similar agreements binding on Seller and/or the Timeshare Property and/or the Complex, and to the extent within Seller’s custody and control, all records and documents (or copies of such records and documents) concerning the Timeshare Property, to the extent in the possession or control of Seller and to the extent disclosure is not unauthorized, including but not limited to the following:

(i)                                     Existing Permitting and Zoning Approvals and project commitments that were required by governmental authorities in connection with such Existing Permitting and Zoning Approvals; and

(ii)                                  All surveys in Seller’s possession and control showing the boundaries of the Timeshare Property and any other matters relating to the Timeshare Property; and

(iii)          All drawings, surveys, specifications, engineering reports, and all reports, documents, analyses, memoranda, letters, summaries and work papers relating to Environmental Matters concerning the Timeshare Property and physical condition of the land and any improvements now existing on the Timeshare Property, including any Environmental Assessments in Seller’s possession and control relating to the Timeshare Property to the extent in Seller’s possession and control; and

(iv)          Any and all documents in Seller’s possession and control relating to the current status of the title to the Timeshare Property, including any applicable Title Commitments and any known easements affecting the Timeshare Property and copies of all documents to which a title insurer might take exception, whether or not of record; and

(v)           Any reports in Seller’s possession and control providing the results of pre-construction soil tests performed on the Timeshare Property; and

(vi)          All notices of assessment or reassessment in Seller’s possession and control concerning real estate taxes for the Timeshare Property; and

(vii)         All leases, licenses, service agreements or other agreements in Seller’s possession and control affecting the Timeshare Property; and

(viii)        The City Block Covenants; and

(ix)           All Senior Lender Agreements; such Senior Lender Agreements shall be treated as documents which affect title for the purpose of the review and evaluation provisions of Section 7; and

(x)            All documents related to the Northwind Property; and

(xi)           Any Environmental Assessment; and any updates arising from Seller’s closing on the PSA; and

(xii)          Any existing Starwood Management Agreement applicable to the Complex; Developer hereby Developer covenants that as long as this Agreement remains in effect (and following its termination for any cause whatsoever), Developer (and Developer’s affiliates) will hold in strict confidence all data and information obtained by Developer concerning the Starwood Management Agreement and/or Starwood and/or affiliates, in connection with this Agreement or otherwise; provided, however, Developer may disclose such information to Developer’s attorneys, outside consultants, lenders and bonding companies to the extent necessary to Developer’s compliance with its obligations hereunder, so long as any such recipients agree not to further disclose any such information; such Starwood Management Agreement shall be treated as a document which affects title for the purpose of the review and evaluation provisions of Section 7; and

(xiii)         All existing plans and specifications for the Complex; and

(xiv)        Any updated/revised title and/or survey materials arising from Seller’s closing on the PSA; and

(xv)                            Any of Seller’s occupancy projections pertaining to the Hotel/Casino Property and the Timeshare Project to the extent relevant to Developer’s financial and sales projections for the Timeshare Project; and

(xvi)                         Any other documents reasonably requested by Developer relating to the development, sale, rental or management of the Timeshare Project.

Seller shall supplement each such delivery of records and documents during the term of this Agreement within a reasonable period following Developer’s request therefor in the event that additional items arise or become available to Seller, or in the event that any of the foregoing is amended or modified.

(e)                                  Pre-Closing Deliveries by Developer.  Developer shall deliver to Seller, as soon as practical, but in any event prior to Closing hereunder, to the extent within Developer’s custody and control, all records and documents (or copies of such records and documents) concerning the Timeshare Property, including but not limited to the following:

(i)                                   The results of Developer’s analysis and investigation of the Timeshare Property and the feasibility of the Timeshare Project, including but not limited to drawings, surveys, specifications, engineering reports, and all reports, documents, analyses, memoranda, letters, summaries and work papers relating to Environmental Matters concerning the Timeshare Property and physical condition of the land and any improvements now existing on the Timeshare Property; and

(ii)                                The Plans and Specifications and Development Schedule; and

(iii)                             Preliminary confirmation, in form and substance reasonably acceptable to Seller, that Developer, by the time of Deed Delivery under Section 25(f) below, will have obtained and/or will have available sufficient funds (e.g., debt and equity) to complete the development and construction of the Timeshare Project (or, if applicable, the first phase thereof) and to timely pay the Marketing Fees and other amounts payable to Seller under or pursuant to the provisions of this Agreement and the Marketing and Leasing Agreement; and

(iv)                            The form of Letter of Credit; and

(v)                                 All financial and sales projections pertaining to the Timeshare Project; Developer’s projections pursuant to this clause shall be without warranty or representation and are merely estimates; and

(vi)                              The Developer’s preferred form of Non-Disturbance and Attornment Agreement described in Section 19; and

(vii)                           Any other documents reasonably requested by Seller relating to the development, sale, rental or management of the Timeshare Project

Developer shall supplement each such delivery of records and documents during the term of this Agreement within a reasonable period following Seller’s request therefor in the event that additional items arise or become available to Developer, or in the event that any of the foregoing is amended or modified.

(f)                                    Evaluation by Developer; Access.

(i)                                     Following execution of this Agreement and prior to Closing hereunder, Developer shall have the right to evaluate the Timeshare Property, subject to the PSA (including but not limited to the provisions of the PSA which govern Seller’s access to the Complex and any portion thereof).  At a minimum Developer shall obtain a Title Commitment (see Section 6 below) and a Survey (same) and also shall conduct an Environmental Assessment and a Zoning and Land Use Assessment.  Developer in its discretion may also evaluate, among other things,

(i)                                     suitability of physical characteristics of the Timeshare Property; and

(ii)                                  results of Environmental Assessments of the Timeshare Property; and

(iii)                               Title Commitments for the Timeshare Property, and all title defects cited therein; and

(iv)                              each Survey of the Timeshare Property; and

(v)                                 the zoning and land use classification of the Timeshare Property; and

(vi)                              title and other information regarding the Complex; and

(vii)                           Prospects for approval of the Timeshare Documents from the State of Nevada; and

(viii)                        Plans and Specifications and Development Schedule; and

(ix)                                The impact of any other matters as disclosed by the documents and materials required to be delivered by Seller pursuant to Subsection (d) above.

(ii)                                  Seller grants to the Developer and its employees, representatives, agents and consultants having building or construction related duties (and such other persons as Developer shall identify to Seller in a notice) permission, with prior notice and subject to reasonable Seller requirements, to access and enter on the Timeshare Property prior to Closing hereunder for the purposes of physically inspecting the Timeshare Property and performing such tests, surveys and investigations as Developer deems necessary or appropriate, including, but not limited to, investigating the surface and sub-surface soil and water conditions and conducting tests, core borings, and environmental assessments and other site activities.  Developer shall fill any and all wells, borings or other excavations made by the Developer or any of its employees, representatives, agents or consultants and shall return the Timeshare Property to Seller in substantially the same condition as existed prior to the Developer’s entry on the Timeshare Property.  Developer shall pay for any and all tests and investigations which Developer and its employees, representatives, agents and consultants conduct on the Timeshare Property and indemnify and hold Seller and the Senior Lenders harmless from any claims for liability or property damage arising from such inspections and any claim for compensation by any contractor or subcontractor who conducts work or alleges to have made improvements upon the Timeshare Property at the Developer’s request.  Developer’s agreement to hold Seller harmless shall include the cost of bonding off any applicable lien or claim.  Developer shall advise Seller of the names of the representatives, agents, and consultants employed by Developer to perform such tests, surveys and inspections.

(g)                                 Any and all deliveries by Seller and cooperation by Seller as provided in this Agreement are and shall be without representation or warranty of any kind by Seller or any of its officers, agents, employees and contractors, except as may be provided in Section 20 hereof.

6.                                      City Block Covenants & Senior Lender Agreements;
Senior Lender Approvals; Access to Timeshare Property.

(a)                                  (1)                                  Notwithstanding anything to the contrary herein or in any other document or agreement, this Agreement, the Seller’s obligations to the Developer and the Developer’s rights under this Agreement and/or under any other related document or agreement are subject to and limited by the City Block Covenants.  The City Block Covenants include but are not limited to a Reciprocal Easement Agreement (as modified and/or affected by letter agreement dated June 20, 2003), a Common Area Access Agreement and a Shared Parking Agreement (aka Parking Use Agreement), all of which define, govern and limit access to the City Block Properties and provide for payment by the owners of the City Block Properties of common area maintenance (“CAM”) and similar payments.  The City Block Covenants also include agreements, binding on the City Block Properties and the owners thereof, pertaining to use of and payment for utilities generated by the utility plant on the Northwind Property, including payments designated to repay debt incurred to acquire and build said utility plant.

(2)                                  It shall be a condition to Deed Delivery, as provided in Section 25(a)(viii), that the owner of the Mall Property, aka Desert Passage Shopping Center (aka/fka Aladdin Bazaar) (Boulevard Investments), shall have given, in form and substance satisfactory to Developer in its reasonable discretion, by the REA Approval Deadline, as same may be extended, all necessary approvals required of said owner pursuant to the Reciprocal Easement Agreement, as modified and/or affected by letter agreement dated June 20, 2003, for the Timeshare Project, except as provided in Paragraph (3) below.  For the purpose hereof, the “REA Approval Deadline” shall be the date which is the later to occur of (i) April 1, 2005, or (ii) the date which is ninety (90) days following the Closing Date; and Seller may extend the REA Approval Deadline for successive periods of thirty (30) days, in which event each such extension shall cause all corresponding deadlines applicable to Seller or Developer to be extended for identical periods of time.

(3)                                  Notwithstanding Paragraph (2) above or any other provision of this Agreement or of any other document or agreement, it shall not be a condition to Deed Delivery that Seller provide access through the Mall Property as described in Subsection (c) below or that the owner of the Mall Property give any other approval related to said access, and any failure of Developer to obtain said access or any other approval related to said access shall not excuse any performance required of Developer hereunder.

(4)                                  If the owner of the Mall Property requires, as a condition to one or more of the approvals described in Paragraph (2), modifications to the scope or scale of the Timeshare Project as described herein, then Seller shall reimburse Developer for the Developer’s actual costs in revising the Plans to accommodate such required modifications.

(5)                                  If the owner of the Mall Property disapproves Developer as the timeshare developer described in the letter agreement dated June 20, 2003 (see Paragraph (2) above); or if the owner of the Mall Property disapproves construction of at least 800 Timeshare Units containing at least 1,600 “keys” in the Timeshare Project as provided for in this Agreement; or if the owner of the Mall Property requires changes in Developer’s plans and schedule for the Timeshare Project and/or fails to give any required approval that, in either case, materially and adversely affect(s) Developer’s ability to finance the construction of the Timeshare Project, Developer’s ability to obtain Clark County permits required for construction of the Timeshare Project, Developer’s cost to construct the Timeshare Project, Developer’s scheduling and/or phasing plans for the construction of the Timeshare Project; or if the owner of the Mall Property proximately causes Clark County to disapprove construction of at least 800 Timeshare Units containing at least 1,600 “keys” in the Timeshare Project as provided for in this Agreement – provided, in each case, that Developer in good faith diligently pursues and exhausts all commercially reasonable efforts to obtain the necessary approvals from the owner of the Mall Property and/or to develop commercially reasonable alternative(s) – then a condition to Deed Delivery shall not have been satisfied, in which event Developer shall not be liable for liquidated damages under Section 26(c) for any breach, violation, default or failure hereunder which arises proximately from Seller’s said inability.

(6)                                  If the Timeshare Project contains fewer than 1,000 Timeshare Units consisting of at least 2,000 “keys” but does contain at least 800 Timeshare Units containing at least 1,600 “keys” as a consequence of Paragraph (5) above, then the provisions of this Agreement pertaining to Minimum Project Density and pertaining to the second and any subsequent phase of the Timeshare Project shall be adjusted to reflect the actual number of Timeshare Units and “keys” in the Timeshare Project.

(b)                                 Notwithstanding anything to the contrary herein or in any other document or agreement, the parties understand and acknowledge that Seller is or may be required to obtain consents and approvals from the Senior Lenders prior to and in connection with, among other things, entering into this Agreement and/or granting any consent or approval to Developer in connection with this Agreement or the Timeshare Project and/or approving any Timeshare Development Agreement and/or any exhibit or schedule to this Agreement.  Developer agrees to cooperate with Seller’s reasonable requests and requirements arising from Senior Lender considerations.

(c)                                  Seller shall make commercially reasonable efforts to provide for vehicular and/or pedestrian access to the Timeshare Property via the Mall Property, aka Desert Passage Shopping Center (aka/fka Aladdin Bazaar) (Boulevard Investments), and/or via other routes, whether or not now existing.  The configuration of such access, and the Seller’s and Developer’s respective responsibilities with respect thereto (including but not limited to rights of access and payment of costs) shall be mutually agreed during the Design/Approval Process (or later if applicable).  Developer acknowledges that Seller’s initial actions to comply with its obligations in this Subsection (c) shall be solely pursuant to the City Block Covenants.  In the event Seller is unable to so comply solely pursuant to the City Block Covenants, then Seller shall take commercially reasonable steps to so comply pursuant to other mutually agreed means, with costs of compliance to be allocated as mutually agreed between Seller and Developer.

(d)                                 (1)                                  Seller shall provide and make available to the Developer those parking spaces to which Seller is entitled pursuant to the City Block Covenants, including the Shared Parking Agreement (aka Parking Use Agreement), after subtracting therefrom those parking spaces required by Seller for its operations at the Hotel/Casino Property.  Seller shall pass through to Developer, without fee or markup, and Developer shall pay, all costs and fees payable from time to time for or in connection with the parking spaces so provided and made available to the Developer as aforesaid (the “Parking Fee”).  Seller shall provide written confirmation, in form and substance reasonably satisfactory to Developer, of the number of parking spaces so provided pursuant to the City Block Covenants.

(2)                                  If Seller, after exhausting all commercially reasonable efforts, is unable, pursuant to the City Block Covenants as aforesaid, to provide and make available to Developer the entire number of parking spaces required by Developer pursuant to applicable legal requirements to develop the Timeshare Project (the “Parking Requirement”), but if Seller is able to so provide and make available to Developer at least 600 parking spaces, then, to the extent of the shortfall, Developer shall construct parking facilities serving the Timeshare Project on the Timeshare Property at Developer’s cost, in which event Developer shall be entitled to

(A)                              reimbursement of allocable construction loan interest, as provided in Section 18(b), for parking facilities so constructed to meet said shortfall, but said reimbursement shall be available only to the extent the Parking Requirement does not exceed 800 parking spaces; and

(B)                                a monthly cost recovery payment for parking facilities so constructed to meet said shortfall, provided that said cost recovery component (which cost recovery component shall be treated as part of the Parking Fee for the purpose of the definition of Operating Costs) shall be available only to the extent the Parking Requirement does not exceed 800 parking spaces; and provided further that the sum of said cost recovery component, plus the reimbursement provided for in clause (A) above, shall not exceed, in any event, the monthly Parking Fee described in Paragraph (d)(1) above;

provided, however, that the aforesaid 800 parking space limitation shall be increased to the extent (but only to the extent) that construction of the convention center space, provided for in Section 9(h) of this Agreement, causes the Parking Requirement to increase.

(3)                                  If Seller, after exhausting all commercially reasonable efforts, is unable, pursuant to the City Block Covenants as aforesaid, to provide and make available to Developer at least 600 parking spaces, as set forth in Paragraph (2) above, then

(A)                              a condition to Deed Delivery shall not have been satisfied, in which event Developer shall not be liable for liquidated damages under Section 26(c) for any breach, violation, default or failure hereunder which arises proximately from Seller’s said inability; provided, however, that said inability shall not be grounds for Developer to terminate its obligations under this Agreement; and

(B)                                Seller shall reimburse Developer for the Developer’s actual costs in revising the Plans to provide parking for the Timeshare Project to the extent of the shortfall; and

(C)                                all corresponding deadlines applicable to Seller or Developer shall be extended for such reasonable period of time as is necessary to accomplish said revision of the Plans.

(4)                                  Notwithstanding anything to the contrary herein, Developer in its sole discretion may elect not to utilize the parking spaces provided and made available by Seller as provided above, in which event Developer shall construct parking facilities serving the Timeshare Project on the Timeshare Property at Developer’s sole cost, but Developer shall nevertheless accept and, as provided herein, pay (or cause to be paid) the Parking Fee for those parking spaces provided and made available by Seller as provided in Paragraph (1) above.

(e)                                  (1)                                  Seller shall provide to Developer, by the REA Approval Deadline, as same may be extended, confirmation, in form and substance satisfactory to the Developer in its reasonable discretion, that, subject to payment of applicable fees, costs and expenses, utilities generated by the utility plant on the Northwind Property will be available to the Timeshare Project.

(2)                                  If Seller, after exhausting all commercially reasonable efforts, is unable to provide the utilities confirmation as aforesaid by the REA Approval Deadline, as same may be extended, then, if alternative means of providing utilities to the Timeshare Project are available on commercially reasonable terms:

(A)                              Seller shall reimburse Developer for the Developer’s actual costs in revising the Plans to provide alternatively for utilities serving the Timeshare Project; and

(B)                                all corresponding deadlines applicable to Seller or Developer shall be extended for such reasonable period of time as is necessary to accomplish said revision of the Plans.

7.                                      Title and Survey Matters.

(a)                                  As an accommodation, at Developer’s expense, Seller will make available to Developer, without representation or warranty, copies of any Title Commitment and related materials in Seller’s possession or control pertaining to the Timeshare Property.  Within thirty (30) days after the date of delivery of said items (but not, in any event, later than December 31, 2004), Developer shall obtain, at Developer’s sole cost and expense, a Title Commitment for the Timeshare Property and such other title information for the Complex and the Hotel/Casino Property as deemed reasonable by Developer.

(b)                                 Developer shall pay the cost of all title insurance charges, premiums and endorsements, including all search, continuation and later-date fees and any and all title related closing fees, attorney fees and expenses, and including the premium for title insurance benefiting Seller in its capacity as holder of the reversionary interest pursuant to Section 9(g) if such title insurance is available, provided Seller shall not be responsible to pay any additional title insurance premium due to the nature of the Seller’s interest being other than that of a mortgagee.

(c)                                  If the Title Commitment reveals any Title Objections, Developer shall notify Seller within five (5) days following the end of the aforesaid thirty (30) day period (but not, in any event, later than December 31, 2004).  Prior to Deed Delivery, Seller shall correct any Title Objection which can be corrected solely by payment of money, such that the Timeshare Property shall be free of monetary liens (other than inchoate liens) as of the date of Deed Delivery (see also Section 25(e) which pertains to adjustment and proration of certain items at Deed Delivery).  Subject to the PSA, Seller may, but shall have no obligation to, correct any other Title Objections, and in such event Seller shall pay all fees and expenses incurred in correcting any Title Objections, but Seller shall not be obligated to bring suit to do so.  If Seller fails to correct any Title Objection, or if Seller notifies Developer that Seller declines to correct any Title Objection, Developer shall either

(i)                                     terminate this Agreement by giving notice to Seller, upon which the parties shall have no further rights or obligations hereunder other than as provided in Section 33; or

(ii)                                  proceed to Closing, and deduct the cost to correct (to be agreed upon by Seller and Developer) or (if no cost is incurred to correct the Title Objection) the resulting diminution in value (to be agreed upon by Seller and Developer), if any, from the Purchase Price by deducting equal amounts from the first four annual Timeshare Advance amounts (i.e., the monthly Timeshare Advance shall be reduced by 1/48 of the aggregate amount of said deduction), in which case said Title Objections shall constitute Permitted Title Matters.

If Developer fails to elect either option (i) or option (ii) above in writing within ten (10) days of written notice from Seller, then the right to elect shall belong to Seller, not Developer.

(d)                                 If Developer does not notify Seller of any potential Title Objections within five (5) days following the end of the aforesaid thirty (30) day period (but not, in any event, later than December 31, 2004), then all matters of title shall constitute Permitted Title Matters.

(e)                                  As an accommodation, at Developer’s expense, Seller will make available to Developer, without representation or warranty, copies of any survey and related materials in Seller’s possession or control pertaining to the Timeshare Property.  Within thirty (30) days after the date of delivery of said items (but not, in any event, later than December 31, 2004), Developer shall have a Survey of the Timeshare Property prepared by a Nevada licensed surveyor.  Developer’s Survey shall be certified to the Title Company, the Seller, the Developer and the Developer’s lender, if applicable, and shall be in such form as the Developer and/or the Title Company may reasonably require or approve.  The Survey shall show all encroachments of any improvements onto adjoining properties, easements, set-back lines or rights-of-way, and all encroachments of adjacent improvements onto the Properties.  Developer shall pay the cost of the Survey and all updates thereto required by Developer or the Title Company.

(f)                                    If the Survey reveals any Survey Objections, Developer shall notify Seller within five (5) days following the end of the aforesaid thirty (30) day period (but not, in any event, later than December 31, 2004).  Subject to the PSA, Seller may, but shall have no obligation to, correct said Survey Objections, and in such event Seller shall pay all fees and expenses incurred in correcting any Survey Objections, but Seller shall not be obligated to bring suit to do so.  If Seller fails to correct any Survey Objection, or if Seller notifies Developer that Seller declines to correct any Survey Objection, Developer shall either

(i)                                     terminate this Agreement by giving notice to Seller, upon which the parties shall have no further rights or obligations hereunder other than as provided in Section 33; or

 (ii)                               proceed to Closing, and deduct the cost to correct (to be agreed upon by Seller and Developer) or (if no cost is incurred to correct the Survey Objection) the resulting diminution in value (to be agreed upon by Seller and Developer), if any, from the Purchase Price by deducting equal amounts from the first four annual Timeshare Advance amounts (i.e., the monthly Timeshare Advance shall be reduced by 1/48 of the aggregate amount of said deduction), in which case said Survey Objections shall constitute Permitted Survey Matters.

If Developer fails to elect either option (i) or option (ii) above in writing within ten (10) days of written notice from Seller, then the right to elect shall belong to Seller, not Developer.

(g)                                 If Developer does not notify Seller of any potential Survey Objections within five (5) days following the end of the aforesaid thirty (30) day period (but not, in any event, later than December 31, 2004), then all matters of survey shall constitute Permitted Survey Matters.

(h)                                 As the Timeshare Project is being completed (or, if applicable, as each phase is being completed), Developer shall obtain an updated “as built” Survey for the Timeshare Project or applicable phase in order to enable the Title Company to insure the title to the Timeshare Property (or applicable phase) without exceptions for matters of survey and in order to provide final drawings for the timeshare regime.

8.                                      Environmental and Zoning Matters.

(a)                                  As an accommodation, at Developer’s expense, Seller will make available to Developer, without representation or warranty, copies of any environmental assessment and related materials in Seller’s possession or control pertaining to the Timeshare Property.  Within thirty (30) days after the date of delivery of said items (but not, in any event, later than December 31, 2004), Developer shall obtain and review an Environmental Assessment of the Timeshare Property.  Such assessment shall be performed by a duly licensed and reputable environmental engineering company selected by Developer and shall expressly provide that it may be relied upon by Seller.  If Developer discovers any matters that constitute Environmental Objections, Developer shall notify Seller within five (5) days following the end of the aforesaid thirty (30) day period (but not, in any event, later than December 31, 2004).  Subject to the PSA, Seller may, but shall have no obligation to, correct said Environmental Objections, and in such event Seller shall pay all fees and expenses incurred in correcting any Environmental Objections, but Seller shall not be obligated to bring suit to do so.  If Seller fails to correct any Environmental Objection, or if Seller notifies Developer that Seller declines to correct any Environmental Objection, Developer shall either

(i)                                     terminate this Agreement by giving notice to Seller, upon which the parties shall have no further rights or obligations hereunder other than as provided in Section 33; or

 (ii)                               proceed to Closing, and deduct the cost to correct (to be agreed upon by Seller and Developer) or (if no cost is incurred to correct the Environmental Objection) the resulting diminution in value (to be agreed upon by Seller and Developer), if any, from the Purchase Price by deducting equal amounts from the first four annual Timeshare Advance amounts (i.e., the monthly Timeshare Advance shall be reduced by 1/48 of the aggregate amount of said deduction), in which case said Environmental Objections shall constitute Permitted Environmental Matters.

If Developer fails to elect either option (i) or option (ii) above in writing within ten (10) days of written notice from Seller, then the right to elect shall belong to Seller, not Developer.

(b)                                 If Developer does not notify Seller of any potential Environmental Objections within five (5) days following the end of the aforesaid thirty (30) day period (but not, in any event, later than December 31, 2004), then all Environmental Matters shall constitute Permitted Environmental Matters.

(c)                                  During the thirty (30) days following the Effective Date (but not, in any event, later than December 31, 2004), Developer may investigate the Existing Permitting and Zoning Approvals and may verify that all applicable zoning and land use regulations permit the use of the Timeshare Property for Developer’s Timeshare Project (with variances and exceptions, if applicable).  If Developer discovers any matters that constitute Zoning and Land Use Objections, Developer shall notify Seller within five (5) days following the end of the aforesaid thirty (30) day period (but not, in any event, later than December 31, 2004).  Subject to the PSA, Seller may, but shall have no obligation to, correct said Zoning and Land Use Objections, and in such event Seller shall pay all fees and expenses incurred in correcting any Zoning and Land Use Objections, but Seller shall not be obligated to bring suit to do so.  If Seller fails to correct any Zoning and Land Use Objection, or if Seller notifies Developer that Seller declines to correct any Zoning and Land Use Objection, Developer shall either

(i)                                     terminate this Agreement by giving notice to Seller, upon which the parties shall have no further rights or obligations hereunder other than as provided in Section 33; or

(ii)                                  proceed to Closing, and deduct the cost to correct (to be agreed upon by Seller and Developer) or (if no cost is incurred to correct the Zoning and Land Use Objection) the resulting diminution in value (to be agreed upon by Seller and Developer), if any, from the Purchase Price by deducting equal amounts from the first four annual Timeshare Advance amounts (i.e., the monthly Timeshare Advance shall be reduced by 1/48 of the aggregate amount of said deduction), in which case said Zoning and Land Use Objections shall constitute Permitted Zoning and Land Use Matters.

If Developer fails to elect either option (i) or option (ii) above in writing within ten (10) days of written notice from Seller, then the right to elect shall belong to Seller, not Developer.

(d)                                 If Developer does not notify Seller of any potential Zoning and Land Use Objections within five (5) days following the end of the aforesaid thirty (30) day period (but not, in any event, later than December 31, 2004), then all matters of zoning and land use shall constitute Permitted Zoning and Land Use Matters.  The preceding sentence applies only to the Timeshare Property as of the Effective Date, and shall not affect the related provisions hereof concerning the Design/Approval Process, as described in Section 5, and the Developer’s conditions to closing and/or Deed Delivery, as provided in Section 25.

9.                                      Development of the Timeshare Project.

(a)                                  Commencement & Completion.

(1)                                  Developer shall commence the Design/Approval Process described in Section 5(a) immediately upon execution and delivery of this Agreement, subject to Section 5(b).  Immediately following delivery of the deed as provided in Section 25, Developer shall commence construction of the Timeshare Project as provided in this Agreement and the final Complex Standards.

(2)                                  (A)                              Developer shall use commercially reasonable efforts to complete construction of the Timeshare Project (or, if applicable, the first phase thereof) no later than November 1, 2006, and shall, in any event (subject to extension or revision as provided below in this Paragraph (2)(A)), complete construction of the Timeshare Project (or, if applicable, the first phase thereof) no later than December 31, 2007.  The foregoing construction completion dates shall be subject to extension or revision by mutual written agreement of Seller and Developer (both acting in a commercially reasonable manner) as part of the Design/Approval Process and as a result of contract terms between Developer and its general contractor.

(B)                                If the Timeshare Project is built in phases as provided in Subsection (f) below, the Developer shall commence construction of the second and any subsequent phases as and when (and no later than) provided in said Subsection (f), and shall complete construction of the final phase of the Timeshare Project no later than the date required in or pursuant to said Subsection (f) for completion of the Timeshare Project.

(3)                                  To induce Seller to accept evidence of delivery to the State of Nevada of the completion bond(s) and to accept the Parent Guaranty, both of which are described in Section 9(n) below, Developer agrees to commence all portions of Phase 1 of the Timeshare Project (including both towers, each containing at least 250 units and at least 500 keys) at the same time, to diligently pursue development and construction of all such portions with equal diligence and in good faith, and to complete construction of all such portions at the same time.

(4)                                  Assurance of completion acceptable to the Seller, in the form of evidence of delivery to the State of Nevada of the completion bond(s) and/or in the form of the Parent Guaranty, both of which are described in Section 9(n) below, shall be required for each phase of the Timeshare Project following the first phase.  If the third and fourth buildings of the Timeshare Project are commenced simultaneously, or are under construction at the same time, both the completion bond(s) and the Parent Guaranty, as aforesaid, shall be required.  Only a completion bond(s) as aforesaid shall be required during any time that only one of such buildings is under construction.

(b)                                  Quality.  The theming, design, trade dress and operation of the Timeshare Project will be subject to Seller’s approval, will be of a first class nature, will be in keeping with the Complex Standards, and will be of a quality and specification equal to or better than a “five stars” standard as established by Interval International.

(c)                                  The Timeshare Project.  The Timeshare Project shall be a timeshare project, constructed in accordance with this Agreement and the final Complex Standards, consisting of no fewer than one thousand (1,000) Timeshare Units, and no fewer than two thousand (2,000) keys, in one-, two-, three- and/or four-bedroom “lockout” units, located in not more than four (4) buildings, each containing at least fifteen (15) stories and no fewer than five hundred (500) keys, in one-, two-, three- and/or four-bedroom “lockout” units, and with amenities for all of the aforesaid.  The Timeshare Project may also include other facilities customarily contained in a timeshare development, but, with the exception of check-in facilities and swimming pool, which Developer may in its discretion construct at its cost as part of the Timeshare Project for use by occupants of the Timeshare Project, and except as otherwise provided in this Agreement, such other facilities at the Timeshare Project shall not include any amenities offered by Seller at the Hotel/Casino Property, including but not limited to gaming, conventions, hotel use (including facilities developed for hotel use as well as hotel use of Timeshare Units as provided herein), food and beverage, retail, entertainment (live or otherwise) and other recreational facilities.

(d)                                  Construction Personnel.  As part of the construction process, Developer agrees to engage one or more qualified construction personnel with extensive experience in high rise construction of multi-residential buildings.

(e)                                  Seller’s Approval of Development Plan and Plans & Specifications and Development Schedule.  The Developer shall submit to Seller, contemporaneously with submission to any governmental or quasi-governmental agency or official and/or with submission to any lender or other provider of funds and/or upon reasonable request by Seller, the Developer’s development plan for the Timeshare Project and its Plans and Specifications and Development Schedule for the Timeshare Project and any and all addenda, updates, modifications, supplements and amendments thereto.  Developer shall not proceed with implementation of any work provided for in any of the foregoing without Seller’s prior approval, not to be unreasonably withheld.

(f)                                    Phases; Buildings.

(i)                                     If, after Developer has exhausted all commercially reasonable efforts, to the extent that construction financing relative to a one phase Timeshare Project consisting of not fewer than 1,000 Timeshare Units and not fewer than 2,000 keys is unavailable, Developer shall construct the Timeshare Project in two or more phases, the first phase consisting of not fewer than five hundred (500) Timeshare Units and not fewer than 1,000 keys, in accordance with the Unit Count Example.  The Developer may in its discretion construct the Timeshare Units in multiple buildings within each phase, and may increase the number of Timeshare Units and number of keys in the first phase; provided, however, in any event there shall be no more than four (4) buildings in total for the Timeshare Project and any one building can contain no fewer than two hundred fifty (250) Timeshare Units and no fewer than 500 keys, in accordance with the Unit Count Example.

(ii)                                  In the event that the Timeshare Project is to be completed in more than one phase as contemplated by this Subsection, Developer agrees that, subject to the conditions set forth herein, Developer shall immediately commence construction of the first phase and, thereafter (following satisfaction of and subject to the conditions set forth in Paragraph (iii) below), immediately commence construction of the second phase (and any subsequent phases) once the revenue generated from the unsold Timeshare Units within such previously commenced phase(s) exceeds:

(A)                              the maintenance fees owed in connection therewith; and

(B)                                Operating Costs; and

(C)                                the current interest expense then due on any construction financing owed by Developer relative thereto and in any event shall commence construction of the final phase not less than four (4) years from the required date of completion of construction of the first phase of the Timeshare Project.

(iii)                               The Seller and/or the Developer, as applicable, shall in writing notify the other party or parties to this Agreement when the revenue threshold described in Subparagraph (ii) above has been crossed.  Developer shall commence construction of the next phase(s) not later than the date which is ninety (90) days following transmission of each such notice.

(g)                                 Reversion or Perpetual Easement.

(i)                                     If the Timeshare Project is developed in phases in accordance with this Agreement, and if Developer does not timely commence construction of the second and any subsequent phases in accordance with this Agreement (including but not limited to the requirement to provide assurance of completion in accordance with Subsection (n) below), then all portions of the Timeshare Project other than the portion upon which Developer has timely commenced construction (the “Reversion Property”) shall revert to the Seller, or, in the alternative, at Seller’s election, a perpetual easement upon the Reversion Property shall be granted to Seller, in either event at no cost to Seller; and, in either event, at the election of Seller, in order to complete construction of the Timeshare Project, Seller shall have full right, title and authority to receive, retain, use and modify any and/or all of Developer’s plans, and shall have all of the rights of Developer in and to any and all construction contracts, subcontracts, architect agreements and similar and related documents and agreements pertinent to the Timeshare Project or any part thereof.

(ii)                                  Upon timely commencement by Developer of construction of the second and any subsequent phase of the Timeshare Project in accordance with this Agreement (including but not limited to the requirement to provide assurance of completion in accordance with Subsection (n) below), then the reversionary rights and/or easement rights described above shall immediately terminate with respect to the applicable portion of the Timeshare Project.  For the purpose hereof, “timely commencement” means Developer shall have commenced construction of the final phase of the Timeshare Project not later than the date for commencement specified in or pursuant to Section 9(f)(ii) above and shall have provided assurance of completion in accordance with Subsection (n) below.

(iii)                               The reversionary rights and/or easement rights described in this Subsection (g) shall terminate as provided below:

(A)                              As to Phase One of the Timeshare Project, consisting of two (2) buildings, each containing at least 250 Timeshare Units and at least 500 keys, said reversionary rights and/or easement rights shall terminate with respect to said Phase One at such time as the Developer has provided evidence of delivery to the State of Nevada of the completion bond(s) and has provided the Parent Guaranty, as provided in Section 9(n) hereof with respect to said Phase One, and has commenced construction of and is contractually obligated to complete simultaneously both of the two buildings of said Phase One.

(B)                                If Phase Two of the Timeshare Project consists of at least 500 Timeshare Units in two (2) buildings and thereby completes Developer’s construction obligations concerning the Timeshare Project, including the Minimum Project Density, said reversionary rights and/or easement rights shall terminate with respect to said Phase Two at such time as the Developer has provided evidence of delivery to the State of Nevada of the completion bond(s) and has provided the Parent Guaranty,, as provided in Section 9(n) hereof with respect to said Phase Two, and has commenced construction of and is contractually obligated to complete simultaneously both of the two buildings of said Phase Two.

(C)                                If Phase Two of the Timeshare Project consists of at least 250 Timeshare Units in one (1) building, said reversionary rights and/or easement rights shall terminate with respect to said Phase Two at such time as the Developer has provided evidence of delivery to the State of Nevada of the completion bond(s) as provided in Section 9(n) hereof with respect to said Phase Two, and has commenced construction of and is contractually obligated to complete said Phase Two.

(D)                               If Phase Three of the Timeshare Project consists of at least 250 Timeshare Units in one (1) building and thereby completes Developer’s construction obligations concerning the Timeshare Project, including the Minimum Project Density, said reversionary rights and/or easement rights shall terminate with respect to said Phase Three at such time as the Developer has provided evidence of delivery to the State of Nevada of the completion bond(s) as provided in Section 9(n) hereof with respect to said Phase Three, and has commenced construction of and is contractually obligated to complete said Phase Three.

(iv)                              In order to prevent a reversion or easement as contemplated herein, Developer’s rights to develop the Timeshare Property (or applicable portion) may be assigned, such assignment and assignee subject to the prior approval of the Seller in its reasonable discretion, such approval not to be unreasonably withheld, conditioned or delayed.  In the event of an assignment pursuant to this Paragraph (iv),

(A)                              The assignee shall in writing assume all of the obligations of the Developer under this Agreement, the Timeshare Development Agreements and all other applicable documents and agreements; and, with respect to the portion of the Timeshare Property so assigned, Seller shall remain bound by all applicable provisions of this Agreement, including but not limited to provisions concerning marketing locations, exclusivity, management rentals and easements; and

(B)                                Developer shall be and remain liable for any and all acts and omissions, and all events and circumstances, occurring or arising on or prior to the effective date of the assignment; and

(C)                                With respect to the portion of the Timeshare Property so assigned, the assignee shall be liable for any and all acts and omissions, and all events and circumstances, occurring or arising after the effective date of the assignment; and

(D)                               With respect to this Agreement and the other Timeshare Development Documents, including but not limited to the Marketing and Leasing Agreement,

(1)                                  the Developer and the assignee, to the extent of their respective interests in the Timeshare Property, shall be severally responsible for compliance with all applicable obligations owed to the Seller, pro rata in accordance with their respective interests in the Timeshare Property, or on such other basis as may agreed upon in writing among the Developer, the assignee and the Seller; and

(2)                                  all of the Seller’s applicable obligations shall be owed to both the Developer and the assignee, pro rata in accordance with their respective interests in the Timeshare Property, or on such other basis as may agreed upon in writing among the Developer, the assignee and the Seller; and

(E)                                 Thereupon, the Developer shall be released from liability hereunder with respect to the interests so assigned, subject to clause (B) above.

(v)                                 In the event of a reversion or easement as contemplated herein, and if construction of the first phase was completed as required herein, then

(A)                              Until the occurrence of a Fully Sold Project to the extent of Timeshare Units in the portion of the Timeshare Project actually completed by Developer,

(1)                                  the second and any subsequent phase shall not be developed or marketed as timeshares, and appropriate provisions shall be mutually negotiated relating to non-competition and interference with Developer’s timeshare sales and marketing efforts in the portion of the Timeshare Project actually constructed by Developer; and

(2)                                  all applicable provisions of this Agreement – including but not limited to provisions concerning marketing fees, marketing locations, exclusivity, Vacation Rentals, Maintenance Agreements and easements – shall continue in full force and effect;

provided that the foregoing shall not limit or otherwise affect Seller’s activities with respect to anything other than Timeshare Intervals; and

(B)                                After occurrence of a Fully Sold Project to the extent of Timeshare Units in the portion of the Timeshare Project actually completed by Developer, Seller may develop and/or sell the second and any subsequent phases of the Timeshare Project without regard to the aforesaid limitations, including but not limited to a competing timeshare project and/or a competing timeshare developer.

(vi)                              See also Section 26(d) for reversion provisions effective in the event of certain defaults by Developer.  Said reversion provisions are incorporated by reference into this Subsection (g) as if fully restated.

(vii)                           If a reversion event occurs as provided herein, all right, title and interest of Developer with respect to the Reversion Property under this Agreement, and all right, title and interest of Developer with respect to the Reversion Property under all other applicable Timeshare Development Documents, shall immediately terminate; and Developer shall execute, seal, acknowledge and deliver such instruments of conveyance and such other documents and agreements as may be necessary or appropriate to confirm said termination and complete said reverter.

(h)                                 Convention Center Space.  In addition to the foregoing, the Timeshare Project shall, at Seller’s option, subject to the Design/Approval Process, include up to 75,000 square feet of convention center space for the exclusive use of Seller, in accordance with the following:

(1)                                  The location, design and layout, and plans and specifications for the convention center space shall be mutually agreed by Seller and Developer prior to commencement of construction.  It is currently anticipated that Phase One of the Timeshare Project shall include approximately half of the convention center space, and that Phase Two of the Timeshare Project shall include approximately half of the convention center space.

(2)                                  The Seller and Developer shall enter into a triple-net lease for the convention center space on mutually agreed commercially reasonable terms and conditions prior to or as of Deed Delivery.  Said lease shall provide for an initial term of 25 years, with multiple successive automatic 5-year renewals unless Seller by written notice declines to renew at least 180 days prior to the then-current expiration date.  Said lease, and the Maintenance Agreement, shall both provide that termination or expiration of said lease shall automatically effect a termination of the Maintenance Agreement, and that termination or expiration of the Maintenance Agreement shall automatically effect a termination of said lease.  Further, said lease, and the Maintenance Agreement, shall both provide that a non-defaulting party’s remedies for default shall include the right to terminate both said lease and the Maintenance Agreement, but not the right to terminate only one of such agreements.

(3)                                  Developer agrees that its “all-in” construction costs related to the convention center space shall not exceed $15,000,000 and shall be amortized pursuant to one or the other of the following two (2) alternatives, such choice to be made by Developer at least six (6) months prior to the mutually agreed date of opening of the first portion of the convention center space:

(A)                              Fixed rent for the initial lease term in amount equal in each year to ten percent (10%) of Developer’s “all-in” construction costs related to the convention center space; in such event, any and all allocable revenue from the convention center space (determined as provided in subparagraph (D) below) shall accrue to Seller only and not to Developer; or

(B)                                Rent for the initial lease term in amount equal in each year to the sum of

(i)                                     five percent (5%) of Developer’s “all-in” construction costs related to the convention center space; plus

(ii)                                  allocation and payment to Developer of a portion of the net profits from operation of the convention center space, to be calculated, allocated and paid annually, in accordance with the following:

(a)                                  first, to Developer, from net profits, an amount equal to five percent (5%) of Developer’s “all-in” construction costs related to the convention center space; and

(b)                                 second, to Seller, from net profits, an amount equal to the amount paid to Developer in accordance with clause (a) above; and

(c)                                  thereafter, said net profits shall be allocated and paid 50 percent to the Developer and 50 percent to the Seller.

(C)                                Rent for renewal lease terms to be mutually agreed and in accordance with market rates.

(D)                               Seller and Developer shall mutually agree upon a method of determining and accounting for convention center revenue.

(4)                                  If Developer commences construction of convention center space in Phase Two, and if convention center space construction is commenced simultaneously with commencement of construction of the Timeshare Units in Phase Two in accordance with this Agreement, then said commencement of construction shall effect termination of the possibility of reversion as to the land upon which said construction is commenced.

(5)                                  If and to the extent Seller elects that Developer develop and build the convention center space as aforesaid, the Parent Guaranty shall apply to such convention center space, effective (a) upon commencement of construction of the convention center space; or (b) if the convention center space is phased as provided in Paragraph (1) above, as to each such phased portion of the convention center space, upon the earlier to occur of commencement of construction of the applicable phase of the Timeshare Project or commencement of construction of the applicable portion of the convention center space.

(i)                                    General Construction Standards. The configuration, location, materials, design and all construction drawings and specifications of all buildings and permanent improvements

(including all Timeshare Units and Furnishings) comprising the Timeshare Project are or are to be shown in the Plans and Specifications and Development Schedule and shall comply in all respects with the Complex Standards.  If Developer desires to materially modify the Plans and Specifications and Development Schedule for the Timeshare Project or for any Phase, the Developer shall deliver complete documentation of each such change to Seller.  Seller shall have ten (10) days following such complete documentation within which to give its approval or disapproval.   If Seller does not advise Developer in writing within such period of any matters to which Seller objects, Seller shall be deemed to have approved the Plans and Specifications and Development Schedule so submitted for Seller’s approval.

(j)                                    Material Changes in Scope of Construction.  Following approval of the Plans and Specifications and Development Schedule, any design or construction changes made by Developer from the Plans and Specifications and Development Schedule for such Phase that – (i) materially alter the structural components of a building, or (ii) materially alter the exterior of a building, or (iii) alter the number of Timeshare Units or parking spaces, or (iv) change the general character of the Timeshare Project, or (v) reduce the fair market value of the proposed improvements below its fair market value prior to the proposed change – will require Seller’s prior written approval, which approval shall not be unreasonably withheld or delayed.  Seller shall be deemed to have approved a request for approval under this Subsection (j) if Seller has not sent a written disapproval within ten (10) days following receipt of a written request for approval pursuant to this Subsection (j).

(k)                                Responsibility for Design and Construction.  Seller shall have the right to approve the following items within ten (10) days after receipt of a notice from Developer identifying such items or a change in such items previously approved and if not approved or disapproved within such period, such items or change in such items will be deemed approved:

(i)                                     the general contractor for construction of the Timeshare Project and/or any/each Phase, and

(ii)                                  all major subcontractors, and

(iii)                               the length and scope of warranties of construction (not including manufacturer’s warranties) (which shall be no less than two years from issuance of the final and unconditional certificate of occupancy upon completion of construction).

(l)                                    Inspections.   Seller and its agents or employees shall have the right to inspect the construction work at reasonable intervals during construction and after construction is substantially complete to ensure that the construction is consistent with the approved Plans and Specifications and Development Schedule for such improvements and in conformance with the Complex Standards.  If Seller determines that any portion of the Timeshare Project is not in compliance with this Agreement and/or the applicable construction documents and/or Complex Standards, Developer at its expense shall promptly correct any such non-compliance to Seller’s reasonable satisfaction.

(m)                              Developer/Builder Warranty.   Developer shall obtain, from its general contractor and all major subcontractors, warranties of materials and workmanship and that the construction performed is done in a good and workmanlike manner free from defects.  Such warranties shall extend for two years from the issuance of the final and unconditional certificate of occupancy for the portion of the improvements covered by such certificate and shall be expressly enforceable by, inter alia, Developer and Seller and their successors and assigns.

(n)                                 Assurance of Completion; Completion Bond(s); Parent Guaranty.

(i)                                     With respect to the first of two towers (each containing at least 250 units and at least 500 keys) in Phase 1 of the Timeshare Project, Developer, as a condition to Deed Delivery, shall obtain, and deliver to the Seller affirmative evidence of, performance, completion and payment bond(s), from sureties reasonably acceptable to Seller, for all construction on said first of two towers in Phase 1 of the Timeshare Project.  Such bond(s) shall name the State of Nevada as obligee thereunder, and shall be in form reasonably satisfactory to Seller.  The amount of each such bond(s) shall be for one hundred percent (100%) of all amounts required to be paid for the design and construction of said first of two towers in Phase 1 of the Timeshare Project.  The bond(s) provided for in this Paragraph (i) shall apply to the first tower only; see Paragraph (ii) below for assurance of completion for the second tower in the first phase of the Timeshare Project.

(ii)                                  With respect to the second of two towers (each containing at least 250 units and at least 500 keys) in Phase 1 of the Timeshare Project, Developer, as a condition to Deed Delivery, shall cause Westgate Resorts, Ltd. to guarantee all of Developer’s design, construction, completion and other performance obligations, pursuant to a written guaranty (the “Parent Guaranty”) in form and substance satisfactory to Seller.  The Parent Guaranty shall include a covenant to maintain a net worth of at least $250,000,000, and the undertakings under the Parent Guaranty may not be delegated or assigned to any other entity or individual.  The principals of Westgate Resorts, Ltd. shall agree, individually, to not cause or permit Westgate Resorts, Ltd. to violate the aforesaid net worth and financial capacity covenants and tests or to assign or delegate its undertakings under the Parent Guaranty to any other entity or individual.  The form and substance of the Parent Guaranty is (or shall be, in accordance with the Documentation Schedule) attached hereto as Exhibit N and incorporated herein by reference.

(iii)                               With respect to the second and any subsequent phase of the Timeshare Project, Developer shall provide assurance of completion as follows:  If the third and fourth buildings of the Timeshare Project are commenced simultaneously, or are under construction at the same time, both evidence of delivery to the State of Nevada of a completion bond(s), and delivery of a Parent Guaranty, both in form and substance as provided above in this Subsection (n), shall be required.  Only evidence of delivery to the State of Nevada of a completion bond(s) in form and substance as provided above in this Subsection (n) shall be required during any time that only one of such buildings is under construction

(o)                                  Construction Insurance.  Throughout the entire construction period, Developer shall carry and/or shall cause Developer’s General Contractor to carry a general liability policy of insurance insuring Seller (as an additional insured) against any liability whatsoever occasioned by accident on or about the Timeshare Property or any appurtenances thereto in connection with all construction and demolition work on the Timeshare Property.  Such policy or policies shall be issued by an insurer qualified to do business in Nevada and shall be in form, substance, and amounts in compliance with the standards of Developer’s institutional lender (subject to review and approval by Seller in its reasonable discretion).  The original policy, or a true copy thereof, or a certificate in the form of an Acord 28, shall be delivered to Seller prior to the commencement of work in, on or about the Timeshare Property.  Developer shall also obtain, or require its contractor(s) to furnish, worker’s compensation insurance in the amounts required by law, and Developer shall provide proof thereof to Seller.

(p)                                  Cost of Improvements and Compliance with Laws and Codes.  Developer hereby covenants and agrees that the cost of all design and construction of all improvements in connection with the construction of the Timeshare Project shall be the sole responsibility of Developer.  Developer further represents and covenants that all improvements of any nature whatsoever placed, installed or constructed on the Timeshare Property shall be constructed in compliance with all applicable laws, codes, rules, regulations and ordinances of all governmental and quasi governmental boards, agencies, and authorities having jurisdiction over the Properties or such improvements.

(q)                                  Development and Construction Financing.   Developer shall provide, from time to time, confirmation, in form and substance reasonably acceptable to Seller, that Developer has obtained and has or will have available sufficient funds (e.g., debt and equity) to complete the development and construction of the Timeshare Project (or applicable phase) and to timely pay the Marketing Fees and other amounts payable to Seller under or pursuant to the provisions of this Agreement and the Marketing and Leasing Agreement.  Such confirmation shall be required, at a minimum, (i) at and as a condition precedent to Closing (preliminary), (ii) prior to Deed Delivery pursuant to Section 25(f) below, and (iii) prior to commencement of each phase if applicable.

(r)                                  Express Conditions.  In addition to any other conditions, the Developer’s development and construction obligations hereunder shall be expressly contingent upon the following:

(i)                                     Seller and Developer shall have mutually approved all of the Plans and Specifications and Development Schedule for the Timeshare Project; and

(ii)                                  The Developer shall have received all applicable planning and development approvals for the Timeshare Project from Clark County and all other applicable governmental agencies (e.g., state and/or regional planning agencies and/or water allocation bodies and/or school districts)

– provided that Developer in good faith diligently pursues and exhausts all commercially reasonable efforts to obtain the foregoing approvals.

10.                               Licensing and Branding.

(a)                                  At Closing under this Agreement, Developer and Planet Hollywood International, Inc. (“PHII”) shall enter into a PHII Licensing and Memorabilia Agreement (the “PHII Licensing and Memorabilia Agreement”) pursuant to which, and subject to the provisions of which, Developer shall be granted a license to use and shall use the name “Planet Hollywood Vacation Club by Westgate” (or such other name as may be mutually agreed) for the Timeshare Project.  Developer’s right to use said name for the Timeshare Project shall be perpetual and irrevocable, subject to the overriding interests of the owner of the “Planet Hollywood” name and license and related intellectual property.  The form and substance of the PHII Licensing and Memorabilia Agreement is (or shall be, in accordance with the Documentation Schedule) attached hereto as Exhibit K and incorporated herein by reference.

(b)                                 Seller and Developer agree to negotiate in good faith for the development of additional timeshare projects utilizing the “Planet Hollywood Vacation Club” name and theme.

(c)                                  Seller agrees to endeavor in good faith to enable Developer to acquire from PHII subject to the reasonable approval rights of PHII, a license to Developer to incorporate PHII’s trade name, trade mark and intellectual property in connection with any mutually agreed theming of the Timeshare Project (a “PHII License”).  As part of the PHII License, PHII shall provide Developer the exclusive right to the marketing of the Timeshare Project from PHII’s restaurant locations, unless it is prohibited by contract or lease or by law, and Developer shall pay to PHII a lead generation fee equal to the greater of (i) fifty dollars ($50) per vacation package tour generated from such restaurant locations or (ii) lead generation fees Developer pays to any other person or party in similar or related circumstances.  As part of the PHII License, PHII shall agree to work with Developer to develop mutually beneficial marketing programs such as a “Planet Hollywood Timeshare Sales Premium Club Card” for restaurant access and/or other “perks” to enhance traffic flow to restaurants and to the Timeshare Project.

(d)                                 In exchange for the PHII License, during the term of the PHII Licensing and Memorabilia Agreement and for so long thereafter as the Timeshare Project or any portion thereof is benefitting from the PHII License, PHII shall be paid a fee (the “PHII License Fee”) equal to the following amounts:

(1)                                  Until 100 Percent Sell-Out, the PHII License Fee shall be equal to the sum of

(A)                              one percent (1%) of Net Interval Sales plus

(B)                                so long as the Maintenance Agreement (see Section 17) is in effect, one percent (1%) of Rental Income (defined in Section 18); and

(2)                                  After 100 Percent Sell-Out, the PHII License Fee shall be equal to the sum of

(A)                              one percent (1%) of budgeted Operating Costs as per the timeshare owners association’s Operating Budget; plus

(B)                                so long as the Maintenance Agreement (see Section 17) is in effect, one percent (1%) of Rental Income (defined in Section 18).

The portion of the PHII License Fee described in paragraph (1)(A) above shall be payable monthly, in the same manner as payments of the Marketing Fee and/or Timeshare Advances; and the portion of the PHII License Fee described in paragraph (1)(B) and in paragraph (2) above shall be payable as provided in Section 18 below.  PHII shall be responsible for obtaining all licenses and/or permits as may be required under applicable law to receive the PHII License Fee as outlined above.

(e)                                  The PHII Licensing and Memorabilia Agreement shall also govern subleasing and/or sublicensing of Planet Hollywood memorabilia at and/or in connection with the Timeshare Project.

(f)                                    In the event that Seller shall cease utilizing the “Planet Hollywood” brand as the dominant theme within the Complex, Developer shall have the right, but not the obligation, to change the name and theming of the Timeshare Project to correspond with Seller’s dominant theme, provided that such change is made in accordance with the terms and conditions of this Agreement.

(g)                                 Westgate Resorts, Ltd. shall also be paid a fee (the “Westgate License Fee”) equal to 1% of Rental Income (defined in Section 18), payable monthly, in the same manner as payments of the PHII License Fee, until 100 Percent Sell-Out and thereafter until termination of the Maintenance Agreement (see Section 17).  Westgate Resorts, Ltd. and/or affiliates shall be responsible for obtaining all licenses and/or permits as may be required under applicable law to receive the Westgate License Fee as outlined above.

11.                               Timeshare Registration; Timeshare Sales.

(a)                                  As part of the Design/Approval Process (see Section 5 above), Developer

(i)                                     shall commence preparation of registration materials on or prior to the Effective Date; and

(ii)                                  shall use best efforts to submit or cause to be submitted, as soon as possible following the Effective Date, complete and correct applications for registration of the Timeshare Project in the State of Nevada and for all other governmental approvals required by the State of Nevada in connection with marketing the Timeshare Project in Nevada; and

(iii)                               in any and all events, shall, prior to the date (the “Filing Date”) which is 180 days following the Effective Date, submit or cause to be submitted complete and correct applications for registration of the Timeshare Project in the State of Nevada and for all other governmental approvals required by the State of Nevada in connection with marketing the Timeshare Project in Nevada.

(b)                                 In addition, Developer shall use commercially reasonable efforts to cause the Timeshare Project to be registered for timeshare sales in such other jurisdictions (collectively, together with the State of Nevada, the “Critical Jurisdictions”) as appropriate from time to time, in Developer’s sole discretion, to maximize sales velocity of Timeshare Intervals in the Timeshare Project.

(c)                                  Developer shall complete the Nevada timeshare registration and shall commence sales of Timeshare Intervals in the Timeshare Project as soon as reasonably practicable following Closing on the Timeshare Property and the receipt of all applicable governmental authorizations necessary relative to the sale of the Timeshare Project; and, in any event, Developer shall complete the Nevada timeshare registration and shall commence sales of Timeshare Intervals in the Timeshare Project on or before the date (the “PH Sales Commencement Date”) which is the earliest to occur of

(A)                              the date which is 180 days following the earliest to occur of (i) the Filing Date or (ii) the date of submission of the State of Nevada registration application(s) pursuant to Subsection (a) above; or

(B)                                the date of approval by the State of Nevada for marketing the Timeshare Project in Nevada.

12.                               Marketing and Leasing Agreement.

(a)                                  At or prior to Closing hereunder, Seller and Developer shall enter into a mutually acceptable Marketing and Leasing Agreement (the “Marketing and Leasing Agreement”) which will provide Developer the exclusive right as to the marketing and/or sale of timeshare/vacation ownership products within the Complex, to include, but not necessarily be limited to,

(i)                                     display advertising and/or collateral material and/or preview invitations as part of the Hotel guest check-in packages;

(ii)                                  place advertising and/or collateral material at the Hotel concierge;

(iii)                               place advertising and/or collateral material in the Hotel guestrooms and in other areas of the Hotel;

(iv)                              broadcast on a continuous play in-house channel, not less than 5 min. per hour, an in-room TV video for the Timeshare Project;

(v)                                 to the extent not expressly prohibited or otherwise restricted by the Management Agreement between Seller and Starwood (or other operator/manager of the Hotel/Casino Property), utilize the guest information generated by Seller with respect to the Hotel/Casino for use in marketing the Timeshare Intervals in the Timeshare Project;

(vi)                              Seller shall use commercially reasonable efforts, to the extent not expressly prohibited or otherwise restricted by the Management Agreement between Seller and Starwood (or other operator/manager of the Hotel/Casino Property), to provide mutually agreed specialized concierge and check-in services to guests (this opportunity applies only to in-house marketing rather than normal guest check-in and is subject to revocation or modification if, in the reasonable opinion of Seller, these services are causing a material and adverse impact on guest experience in the Complex); and

(vii)                           Seller shall use commercially reasonable efforts, to the extent permitted by the Management Agreement between Seller and Starwood (or other operator/manager of the Hotel/Casino Property), to obtain all past registration cards and future reservations listing for purposes of soliciting timeshare tours.

The form and substance of the Marketing and Leasing Agreement is (or shall be, in accordance with the Documentation Schedule) attached hereto as Exhibit D.  The materials identified in clauses (i)-(iv) above shall be subject to Seller’s prior written approval which approval shall not be unreasonably withheld.

(b)                                 The stated term of the Marketing and Leasing Agreement shall commence on the “Marketing Commencement Date”, which shall be as soon as reasonably possible after the Effective Date of this Agreement, as specified by Seller and Developer in a joint writing, but in no event later than the Closing Date, and shall run until the occurrence of the Fully Sold Project.

(c)                                  Developer will commence operations under the Marketing and Leasing Agreement on the Marketing Commencement Date.  To the extent Developer has not obtained required Nevada approvals to commence marketing or sale of interests in the Timeshare Project as of the Marketing Commencement Date, Developer and/or related or affiliated entities shall be entitled to commence marketing in the Complex of Developer’s other existing timeshare projects, subject to payment, with respect to such other existing timeshare projects, of Marketing Fees with respect to such alternative timeshare marketing equal to the greater of

(1)                                  Monthly payments, each in an amount equal to ten percent (10%) of all “Net Interval Sales” of such other existing timeshare projects, calculated in the manner provided herein for payment of Marketing Fees, as if such other existing timeshare projects marketed and sold from the Complex were Timeshare Intervals in the Timeshare Project; or

(2)                                  $100,000 per month.

Such marketing of other existing timeshare projects shall cease upon the occurrence of the PH Sales Commencement Date.

(d)                                 Other than the Westgate Flamingo Bay Resort (to the extent owned by Developer and/or its related and/or affiliated entities), Developer shall not, in or near or with respect to Las Vegas, actively promote, or permit the distribution of (to the extent it may legally prohibit same) or distribute marketing or other solicitation materials relating to, competitors of the businesses operated in the Complex, including other Las Vegas timeshare projects.  Materials and procedures related to marketing or solicitation concerning the Westgate Flamingo Bay Resort at the Timeshare Property shall be subject to Seller’s prior written approval.  Any permitted marketing or solicitation concerning the Westgate Flamingo Bay Resort, and/or any timeshare property other than the Timeshare Project, shall cease on the PH Sales Commencement Date.  Notwithstanding the foregoing, Developer, at or prior to the time of closing on the sale of Timeshare Intervals, may provide to timeshare purchasers “owner kits” which mention Westgate timeshare properties other than the Timeshare Project, provided Seller shall have previously approved in writing such materials, which approval shall not be unreasonably withheld, delayed or conditioned and shall not require further approval unless subsequent revisions to such materials are not substantially similar to the approved materials.

(e)                                  Seller shall have the right to display in the Timeshare Units, and at the Timeshare Property, advertising and/or collateral materials for the Hotel/Casino Property and other businesses operated in the Complex provided: (i) Developer shall have previously approved in writing such materials, which approval shall not be unreasonably withheld, delayed or conditioned and shall not require further approval unless subsequent revisions to such materials are not substantially similar to the approved materials; and (ii) Developer is not otherwise prohibited by law from providing such rights to Seller.

(f)                                    All marketing and solicitation and related activity by or on behalf of Developer at or in connection with the Complex and/or the City Block shall at all times comply with the highest standards of decorum and professionalism and shall at all times be consistent with the Complex Standards and the ownership and operation by or on behalf of Seller of the Hotel/Casino Property.

13.                               Marketing & Use Leases and/or Easements.   At closing hereunder Developer will purchase and Seller will sell, subject to the reversion/easement provisions of Section 9(g) above, and subject to the City Block Covenants and Senior Lender Agreements, the following leases and easements related to the purchase of the Timeshare Property and the Timeshare Project of the Timeshare Project:

 (1)                               Marketing and Solicitation Leases (Kiosks).  Subject to the existing Lease and Concession Agreement, dated December 28, 2000 (the “Existing Paramount Lease”), by and between Aladdin Gaming, LLC and Paramount Marketing Consultants, Inc. (which expires May 15, 2004 and continues thereafter on a month-to-month basis, terminable upon 30 days notice to lessee), Seller, pursuant to the Marketing and Leasing Agreement, shall lease to Developer (which shall become effective on termination of the Existing Paramount Lease and continue thereafter until the Closing (but which may also require Developer pay rent substantially similar to the Existing Paramount Lease) for the use by Developer of four (4) kiosks measuring approximately 12 feet by 12 feet located within the Complex in substantially the same locations as those currently used (the “Kiosks”) for timeshare marketing purposes including the exclusive right to offer for sale timeshare or other vacation ownership products within the Complex.

From and after the Closing, Seller shall cause the Kiosks to be provided to Developer rent free.

From and after the Closing, to the extent that Developer can demonstrate to Seller, acting reasonably, that additional kiosks will be required by Developer to generate sufficient sales relative to the Timeshare Project, the parties shall mutually agree on additional kiosks for use by Developer.

All such leases will terminate upon the sooner to occur of (A) one year following the Fully Sold Project, or (B) following the Fully Sold Project, the date at which Developer no longer exclusively sells Timeshare Intervals in the Timeshare Project; provided however that at the time of the termination of such leases, Seller and the Developer shall negotiate at Developer’s option a rental arrangement for the areas under lease at the then fair market rental rate.

(2)                                  Resort and Amenities Access Easement/Agreement.  Seller shall grant a perpetual easement in favor of the Developer and any subsequent owner or owners and their respective guests and invitees of the Timeshare Project (including owners of Timeshare Intervals in the Timeshare Project) permitting such owners, and their tenants and guests, access to and use of the Hotel/Casino Property, including but not limited to gaming, food and beverage, retail, entertainment (live or otherwise) and other recreational facilities (swimming pools, health club, etc.), existing from time to time, on the same terms as are generally available to guests of the Hotel (the “Resort and Amenities Access Easement/Agreement”).  Seller shall receive, from owners of Timeshare Intervals in the Timeshare Project, reimbursement for Seller’s pro-rata share of Operating Costs (such that timeshare owners or guests shall have the same access rights as patrons and guests of the Hotel/Casino guests) for the amenities listed above, which reimbursement shall apply only to the swimming pool and the health club subsidy and shall not apply to any other hotel amenities, unless Developer and Seller elect to include the cost of any additional amenities in the annual operating/maintenance fees charged to owners.  The rate of reimbursement shall be based upon the number of Timeshare Units constructed as a percentage of the total number of hotel and Timeshare Units in the aggregate.  It is understood that these costs will be paid out of annual operating/maintenance fees charged to owners of Timeshare Intervals in the Timeshare Project.  The form and substance of the Resort and Amenities Access Easement/Agreement is (or shall be, in accordance with the Documentation Schedule) attached hereto as Exhibit F.

(3)                                  Other Easements.  Such other easements and access rights relating to the Complex as shall be reasonably requested by Developer to permit the Timeshare Project and operation of the Timeshare Project in a physically integrated manner with the Hotel, as the same may be altered from time to time, provided such easements and access rights do not impair or otherwise adversely affect the current operation or value of the portion of the Complex burdened thereby or its intended manner of operation following the renovation thereof.

14.                               Sales Center Lease.

(a)                                  The Marketing and Leasing Agreement executed and delivered at Closing under this Agreement shall include provisions implementing the substance of a Sales Center Lease (“Sales Center Lease”) for a minimum of 10,000 square feet of non-prime space within the Complex (such location, configuration and maximum size as determined by Seller in its sole discretion) for use as a sales center for the Timeshare Project (“Sales Center”).  The Sales Center shall be provided to Developer rent-free; provided that Developer shall pay Operating Costs (other than rent and CAM charges) including utilities and housekeeping.  Developer will be responsible for all tenant improvements relative to the Sales Center and Seller will have no obligation for such improvements.  The Sales Center Lease will terminate upon the sooner to occur of (1) one year following Fully Sold Project, and (2) following the Fully Sold Project, the date at which Developer no longer exclusively sells Timeshare Intervals in the Timeshare Project; provided, however that at the time of the termination of such Sales Center Lease, Seller and the Developer shall in good faith negotiate at Developer’s option a rental arrangement for the area under Sales Center Lease at the then fair market rental rate.

(b)                                 The parties acknowledge that temporary space on the mezzanine level of the Hotel/Casino Property has been identified for use by Developer as a sales center hereunder until the permanent sales center has been built out.

15.                               Timeshare Sales Premiums.

(a)                                  All premiums offered to prospective purchasers of Timeshare Intervals in the Timeshare Project as an incentive to take tours of the Timeshare Project or attend timeshare sales presentations pertaining to the Timeshare Project (collectively, “Timeshare Sales Premiums”) shall be purchased from the Seller or Seller’s designee, from the Casino, or from designated food and beverage, retail or entertainment outlets owned, operated or controlled by Seller and located in the Complex (including, for these purposes, any outlet subsequently leased or sold by Seller).  Timeshare Sales Premiums shall be purchased in initial increments in an amount to be mutually agreed but in any event no less than $65 and up to $75 (it being agreed by Seller that if Developer agrees to initial increments of $75, Seller shall ensure that the total retail value of such premiums shall be $100) (the “Base Timeshare Sales Premium Price”), which may be increased in increments of $25 if used in conjunction with a Timeshare Sales Premium purchased at the Base Timeshare Sales Premium Price.  Except for the following discounts, all Timeshare Sales Premiums shall be purchased at face value:

(i)                                     Casino match-play vouchers may be purchased at a 50% discount to face value; provided, however, Seller reserves the right to substitute a substantially similar benefit for match-play vouchers for inclusion in premiums.

(ii)                                  Seller shall use commercially reasonable efforts to cause show tickets to be made available to Developer for purchase at a 25% discount to face value; provided, however, should Seller institute a policy (as opposed to one-off events or limited promotions) to offer a discount rate to the general public or single or otherwise unbundled ticket sales to other third parties with respect to a particular show, the parties agree to negotiate in good faith an appropriate further discount to face value with respect to such show tickets which discount shall exceed the discount being provided to the general public or such third party, as the case may be; and provided, further, however, that, in the event Seller is unable to provide discounted show tickets as contemplated by this paragraph, Seller shall use commercially reasonable efforts to provide substitute premiums reasonably satisfactory to Developer such as (but not limited to) food and beverage vouchers, other entertainment events, discounts on nightclub access, match play, or comparable premiums; provided, further, however, that if Seller is unable to provide substitute premiums reasonably satisfactory to Developer as aforesaid, then, during such time as Seller is unable to provide substitute premiums as aforesaid, Developer shall be entitled to increase its ability to use Off-Site Timeshare Sales Premiums (defined below) such that the number of Off-Site Timeshare Sales Premiums during such period shall not exceed 25% of the total number of all Timeshare Sales Premiums utilized by Developer during any such period.

(iii)                               Merchandise and Food & Beverage vouchers may be purchased at a 25% discount to face value.

(b)                                 Subject to Developer’s ability to provide show tickets to Developer for purchase at a 25% discount to face value as set forth in Subsection (a)(ii) above, not less than 70% (by number) of the Timeshare Sales Premiums purchased by Developer shall consist of show tickets and/or casino match-play vouchers.

(c)                                  Developer shall have the right to utilize Timeshare Sales Premiums, obtained independently by Developer, and which are not redeemable at the Complex (“Off-Site Timeshare Sales Premiums”), provided that the number of Off-Site Timeshare Sales Premiums in any twelve month period shall not exceed 1% of the total number of all Timeshare Sales Premiums purchased by Developer during that period; provided, however, in the event that Developer is able to demonstrate to Seller, acting reasonably, that the above limitation on Off-Site Timeshare Sales Premiums is materially impacting tour sales, the parties shall in good faith negotiate appropriate revisions to the above limitations, in any event not to exceed five percent (5%) in total.

(d)                                 The parties’ agreements concerning Timeshare Sales Premiums shall be included in the Marketing and Leasing Agreement.

16.                               Vacation Packages; Room Block Agreement.

(a)                                  Seller shall, at Developer’s option, make available to Developer 200 hotel rooms (or such greater number as may be mutually agreed) per day in the Hotel/Casino Property on the following terms for use solely by Developer in its vacation packages for promoting sales of Timeshare Intervals and not for resale (“Room Blocks”).  The location and finish of the Room Blocks available for such purpose on any given day shall vary according to the operating requirements of the Seller.

(b)                                 Provided that the ADR for Room Blocks within the Timeshare Project are equal to or less than the ADR for rooms within the Hotel/Casino, as determined by the Seller, once the first phase of the Timeshare Project is completed, Developer shall be entitled to use Timeshare Units in the Timeshare Project, subject to mutually agreeable advance notice and subject to payment by Developer of the Reimbursement Rate defined below, in lieu of all or part of the Room Blocks.  The foregoing shall not preclude Developer from booking additional Room Blocks in the hotel at the rates set forth herein subject to availability.

(c)                                  Developer shall release Room Blocks into Seller’s hotel-use inventory as follows:

(i)                                     If Developer has not booked at least 50 Room Blocks for vacation packages at least 45 days prior to the date of the proposed stay, then Developer shall release to Seller Room Blocks in amount equal to the difference between 50 and the number of Room Blocks so booked; and

(ii)                                  If Developer has not booked at least 100 Room Blocks (including any bookings recognized in Paragraph (i) immediately above) for vacation packages at least 30 days prior to the date of the proposed stay, then Developer shall release to Seller Room Blocks in amount equal to the difference between 100 and the sum of (A) the Room Blocks released pursuant to Paragraph (i) immediately above and (B) the number of Room Blocks so booked; and

(iii)                               If Developer has not booked at least 150 Room Blocks (including any bookings recognized in Paragraphs (i) and (ii) immediately above) for vacation packages at least 15 days prior to the date of the proposed stay, then Developer shall release to Seller Room Blocks in amount equal to the difference between 150 and the sum of (A) the Room Blocks released pursuant to Paragraph (i) and (ii) immediately above and (B) the number of Room Blocks so booked; and

(iv)                              If Developer has not booked at least 175 Room Blocks (including any bookings recognized in Paragraphs (i), (ii) and (iii) immediately above) for vacation packages at least 7 days prior to the date of the proposed stay, then Developer shall release to Seller Room Blocks in amount equal to the difference between 175 and the sum of (A) the Room Blocks released pursuant to Paragraphs (i), (ii) and (iii) immediately above and (B) the number of Room Blocks so booked; and

(v)                                 If Developer has not booked all Room Blocks (including any bookings recognized in Paragraphs (i), (ii), (iii) and (iv) immediately above) for vacation packages at least 3 days prior to the date of the proposed stay, then Developer shall release to Seller all remaining unbooked Room Blocks.

Developer may retain any Room Blocks not booked in accordance with the foregoing release schedule, in which event Developer shall be required to pay Seller therefor as if said retained Room Blocks had been booked as provided in this Section, and in which event said retained Room Blocks shall be treated as booked for the purpose of the foregoing release schedule.  The foregoing release schedule shall be adjusted if the parties agree upon Room Blocks greater than or fewer than 200, as provided in Subsection (a).

(d)                                 Except as provided below, Developer shall first offer to Seller all bookings for Vacation Package Rooms (as defined below).  The rate payable to Seller for Vacation Package Rooms in the Hotel reserved through Developer (or units in the Timeshare Project, if applicable, in accordance with Subsection (c) above) shall be the Reimbursement Rate (as defined below).  Developer and Seller shall negotiate in good faith to establish working protocols consistent with industry standards for the management of room reservation requests and cancellations.  For purposes hereof:

(i)                                     “Vacation Package Room” shall mean a room package sold to a potential Timeshare Interval purchaser that requires a tour of the Timeshare Property as part of the package or an unhooked vacation package in states where Developer is not registered; provided that unhooked vacation packages shall not exceed 20% of the total rooms booked by Developer; and

(ii)                                  “Reimbursement Rate” shall mean

(A)                              for the twelve month period commencing on the Marketing Commencement Date (the “Initial Rate Period”), the lower of

(1)                                  25% off the Lowest Published Rate, or

(2)                                  $85 for room nights falling on Sunday through Thursday and $120 for room nights falling on Friday and Saturday – except that, when Monday is a holiday, $120 for the immediately preceding Sunday.

For the purpose hereof, the phrase “Lowest Published Rate” shall mean the advertised room rate for that particular time of week (e.g., weekend versus weekday) for a room available to the general public and specifically excluding one-off events and limited promotions; and

(B)                                upon the expiration of the Initial Rate Period, and for each succeeding twelve month period thereafter (each a “Rate Period”), the Reimbursement Rate shall be adjusted upward by the increase (if any) in the Consumer Price Index for the Las Vegas, Nevada standard metropolitan statistical area as published by the U.S. Bureau of Labor Statistics (the “CPI”) between the CPI published for the third month preceding the month in which the Initial Rate Period or the Rate Period then expiring, as applicable, commenced and the CPI published for the third month preceding the month in which the Initial Rate Period or the Rate Period then expiring, as applicable ended (as so adjusted from time to time, the “Adjusted RR”).

If Seller desires to charge a Reimbursement Rate for any Rate Period following the Initial Rate Period in excess of the Adjusted RR determined as set forth above for such Rate Period, Seller may do so and shall so notify Developer thereof in writing specifying the rate to be so charged (provided that such rate shall not apply with respect to any Vacation Package Rooms sold prior to the date which is thirty (30) days after the date of such notice), in which event, Developer shall be permitted for the remainder of such Rate Period to sell Vacation Package Rooms at any other hotel in Las Vegas, Nevada without first offering such bookings to Seller.

(e)                                  The parties’ agreements concerning Vacation Packages and Room Blocks shall be included in the Marketing and Leasing Agreement.

17.                               Maintenance Agreement.

(a)                                  Developer and its affiliated management agent will enter into a Master Maintenance Agreement (satisfactory to Seller and Developer in their reasonable discretion) pursuant to which Developer’s affiliated management agent will manage the Timeshare Project.  Developer’s affiliated management agent will, in turn, subcontract with Seller (who may in turn subcontract with Starwood or another approved manager) and enter into a mutually acceptable agreement (the “Maintenance Agreement”), in form and substance as is to be agreed upon prior to Deed Delivery and is (or shall be, in accordance with the Documentation Schedule) attached hereto as Exhibit H, whereby Seller, subject to the aforesaid Master Maintenance

Agreement, shall be responsible for the direct operation and maintenance of the Timeshare Project (or portions thereof as may be mutually agreed by Seller and Developer acting in a commercially reasonable manner), including both Timeshare Unit Vacancies and Timeshare Units which are occupied by purchasers of Timeshare Intervals or their guests or designees; provided, however, it is agreed by the parties hereto that the direct operating expenses, replacement reserves and other customary and appropriate expenses of the Timeshare Project shall be allocated to each Timeshare Interval in the Timeshare Project as a maintenance fee pursuant to an annual operating budget for the Timeshare Project, to be mutually agreed by Seller and Developer (the “Operating Budget”).  For purposes of the Maintenance Agreement, direct operating expenses shall expressly exclude any direct or indirect costs or expenses relating to the sale of Timeshare Units.  The Maintenance Agreement shall have an initial term of 25 years, with multiple successive automatic 5-year renewals unless Seller by written notice declines to renew at least 180 days prior to the then-current expiration date.  The Maintenance Agreement, and the convention center lease (see Section 9(h) above), shall both provide that termination or expiration of said lease shall automatically effect a termination of the Maintenance Agreement, and that termination or expiration of the Maintenance Agreement shall automatically effect a termination of said lease.  Further, the Maintenance Agreement, and the said lease, shall both provide that a non-defaulting party’s remedies for default shall include the right to terminate both the Maintenance Agreement and said lease, but not the right to terminate only one of such agreements.

(b)                                 Notwithstanding the Master Maintenance Agreement or the Maintenance Agreement, Developer, and not Seller or Starwood, shall be responsible for and shall separately accomplish (1) Reservations made by Timeshare Interval owners for occupancy in the Timeshare Project; (2) Check-in by Timeshare Interval owners and/or their guests; and (3) Repairs at the Timeshare Project.

(c)                                  Maintenance fees established pursuant to the Operating Budget shall be applied in part to fees payable under the Maintenance Agreement and in part to fees payable to the Developer for its services provided pursuant to Subsection (b), all of which shall be deemed to be Operating Costs for all purposes hereunder.  Developer shall collect all such fees, which shall not exceed, in the aggregate, the market-standard fee payable for such combined services for other comparable properties in Las Vegas, Nevada.  Developer, pursuant to the Operating Budget as mutually agreed and as modified from time to time, shall allocate and pay said fees as to be agreed mutually between Seller and Developer (in connection with approving the Operating Budget) to fees and expenses of management and maintenance of the Timeshare Project.  This Subsection (c) is subject to confirmation as the Maintenance Agreement is finalized prior to Closing

(d)                                 Notwithstanding anything herein to the contrary, it is acknowledged and agreed that Developer has approved Starwood and Seller to act as approved manager(s) pursuant to the Maintenance Agreement.  In the event neither Starwood nor Seller continues to act as manager(s) pursuant to the Maintenance Agreement, any replacement or substitute manager shall be subject to the approval of the Developer, not to be unreasonably withheld, provided the replacement or substitute is not a substantial competitor to Westgate in Las Vegas or other markets.

18.                               Timeshare Unit Vacancies; Vacancy Rentals.

(a)                                  Developer agrees that during the term of the Maintenance Agreement Seller shall have exclusive operational control of all Timeshare Unit Vacancies and Seller shall offer, under exclusive license, the rental, management and maintenance of all such Timeshare Unit Vacancies (“Vacancy Rentals”) at rates and terms to be determined by Seller, acting reasonably, it being agreed by the parties that Seller may, from time to time, utilize a management company for Vacancy Rentals substantially similar to the manner in which Seller may utilize a management company in connection with the Hotel/Casino Property.

(b)                                 As consideration for providing the Vacancy Rentals, the parties agree as follows:

(A)                              Gross rental income arising from Vacancy Rentals (“Rental Income”), plus

(B)                                Gross income arising from the maintenance fees established on all Timeshare Units

(collectively “Gross Rent and Maintenance Fee Income”), shall be collected by Seller and shall be distributed as follows:

(i)                                     First, to pay the PHII License Fee, the Westgate License Fee and any fee occasioned by any third-party management company (e.g., Starwood); and

(ii)                                  Second, to the Seller and/or the Developer, as applicable, in the amount of Shore Up or shortfall paid in prior periods by Developer and/or Seller pursuant to Subsection (c) below, or to the extent payment thereof is attributable to Seller or Developer, respectively; and

(iii)                               Third, to the payment of all Operating Costs incurred in connection with the Project (to the extent not paid as part of the first distribution provided for above); and

(iv)                              Fourth, provided that the Timeshare Project is constructed as required pursuant to Section 9, or, in the event the Timeshare Project is developed in phases, provided the Developer has complied with its obligation to complete construction of each phase as and when required pursuant to, and as described in, Section 9(a) and Section 9(f), to the payment (or reimbursement to Developer) of

(a)                                  one-half (1/2) (i.e., 50%) of all interest on any construction loan(s) attributable to Timeshare Intervals accruing prior to completion of the first phase of the Timeshare Project provided for in Section 9; plus one-half (1/2) (i.e., 50%) of all interest on any construction loan(s) attributable to construction of parking to meet the Parking Requirement as provided in Section 6, but said payment or reimbursement shall be available only to the extent the Parking Requirement does not exceed 800 parking spaces; provided, however, that Seller’s reimbursement obligation shall not exceed $2,700,000 for all such construction interest accruing prior to completion of said first phase; and

(b)                                 after completion of the first phase of the Timeshare Project as described in clause (a) immediately above, all (i.e., 100%) of all interest on any construction loan(s) attributable to Timeshare Intervals in the Timeshare Project (including said first phase as well as the second and any subsequent phase) accruing after said completion of said first phase; plus all (i.e., 100%) of all interest on any construction loan(s) attributable to construction of parking to meet the Parking Requirement as provided in Section 6 accruing after said completion of said first phase, but said payment or reimbursement shall be available only to the extent the Parking Requirement does not exceed 800 parking spaces;

provided, however, that, in all events, all principal of all such construction loan(s) shall be allocated to all Timeshare Intervals in the Timeshare Project or applicable phase (whether or not such Timeshare Intervals have actually been added to the Timeshare Plan), and, upon sale of each Timeshare Interval, the allocated portion of principal shall be applied to reduce the outstanding principal balance of the applicable construction loan(s); and provided, further, however, that the aforesaid 800 parking space limitation shall be increased to the extent (but only to the extent) that construction of the convention center space, provided for in Section 9(h) of this Agreement, causes the Parking Requirement to increase.

(v)                                 Fifth, to the payment to Seller of an amount equal to the payment to Developer as set forth in the fourth distribution provided for above (in the event of any shortfall, such amounts shall accrue until fully paid); and

(vi)                              Sixth, to be distributed between Developer and Seller on a 50/50 basis.

(c)                                  In the event that the Operating Costs of the Timeshare Project exceed the Gross Rent and Maintenance Fee Income, any shortfall (except to the extent representing profit or general overhead or other amounts not actually paid by Developer as direct costs of Developer’s management or maintenance of the Timeshare Project) shall be covered by

(i)                                     The Seller, at any time that both (A) the Timeshare Project or (applicable phase) has been constructed as contemplated herein such that Minimum Project Density (or applicable portion) has been achieved by Developer, as provided in Section 9(a), Section 9(f) and other applicable provisions of this Agreement; and (B) the Maintenance Agreement has not expired without renewal or has not been terminated due to breach, violation or default by Developer; and

(ii)                                  The Developer, if the conditions in clause (i) above have not been met.

The obligation of the Seller or the Developer, as the case may be, to cover the shortfall as aforesaid is sometimes referred to in this Agreement as the “Shore-Up” obligation.

(d)                                 Notwithstanding anything contained herein to the contrary, all maintenance fee payments must be credited and posted on the applicable homeowner association books and records as required by law.

(e)                                  It is the expectation of the parties hereto that Developer’s construction of Timeshare Units will initially exceed realized demand for the Timeshare Units as Timeshare Intervals, so that, initially, a relatively larger number of Timeshare Units will be treated as Timeshare Unit Vacancies available for Vacancy Rental under this Section.  It is further the expectation of the parties that the timing of release of Timeshare Unit Vacancies for submission to the timeshare regime and for sale as Timeshare Intervals will correspond generally to the rate at which sales of Timeshare Intervals “catch up” with the inventory of completed Timeshare Units.  For the purpose of the Shore Up obligations in this Agreement, a completed Timeshare Unit will be treated as a hotel suite for any applicable period, and Developer shall not be responsible for maintenance fees for said Timeshare Unit for said period, if and to the extent that Developer has released said Timeshare Unit for Vacancy Rental not later than thirty (30) days prior to the commencement of said period.  The foregoing is subject to confirmation as the Maintenance Agreement is finalized prior to Closing.

(f)                                    The reporting, audit and related provisions of Section 4(f) shall apply to Vacancy Rentals.

(g)                                 The parties’ agreements concerning Vacancy Rentals shall be included in the Marketing and Leasing Agreement.

19.                               Pre-Timeshare Activities.  Seller and Developer shall jointly commence and diligently pursue good faith negotiations to:

(i)                                     develop a plan for the coordination of the development of the Timeshare Project with the renovation of the Hotel (as defined in the PSA) intended to facilitate the physical integration of the Hotel renovation and development of the Timeshare Project;

(ii)                                  identify and assess the interrelationships between the Timeshare Project, Hotel, Casino (as defined in the PSA) and Mall Property, aka Desert Passage Shopping Center (aka/fka Aladdin Bazaar) (Boulevard Investments), and determine appropriate and reasonable cost allocations amongst the Timeshare Property, the remainder of the Complex and Mall Property (Desert Passage Shopping Center) of the costs and expenses required to be paid under the City Block Covenants, including but not limited to the Shared Parking Agreement (aka Parking Use Agreement), REA, Northwind Utility Agreement and Harmon Avenue Intersection Plan (as the same are defined in the PSA); and

(iii)                               identify and enter into any required ingress, egress construction and utility easements, parking rights and easements (or applicable amendments to existing parking agreements and easements) or other access and use rights reasonably necessary to (a) comply with applicable legal requirements or (b) permit the efficient Timeshare Project of the Timeshare Project

(collectively, the “Pre-Timeshare Project Activities”); and

(iv)                              enter into agreements to create mutually agreed discounts for owners of Timeshare Units within the Timeshare Project with discounts to include gaming promotions, food and beverage, retail, entertainment (live or otherwise) and other recreational facilities (swimming pools, health club, etc.), and other items which may be mutually agreed upon to enhance the ownership experience and value.

In conjunction therewith, Developer and Seller (to the extent necessary) shall cause to be prepared such preliminary design studies regarding the Timeshare Project and the Hotel renovation, respectively, as shall be reasonably required to pursue the Pre-Timeshare Project Activities.  Developer shall have the right, and shall make available a representative of Developer, to participate in all negotiations with the owner of the Mall Property aka Desert Passage Shopping Center (aka/fka Aladdin Bazaar) (Boulevard Investments) regarding the foregoing.  It is expressly understood that the obligations of Seller and its related and affiliated entities including, but not limited to, all marketing rights, rental agreement easements, shall be binding upon its successors, assigns, and subsequent property owners, except as may be otherwise required by the Senior Lenders.

In addition, and as a condition precedent to Closing, Seller shall obtain a nondisturbance and attornment agreement and/or similar coordination and cooperation undertakings, from the Senior Lenders, with respect to the Senior Lender Agreements and the Senior Lenders’ rights with respect to the Complex, all in form and substance satisfactory to Developer, acting reasonably.  Developer’s proposed form of nondisturbance and attornment agreement is (or shall be, in accordance with the Documentation Schedule) attached hereto as Exhibit B.

20.                               Representations. Covenants and Warranties of the Seller.  All representations, covenants, and warranties set forth in this Section and other applicable Sections of this Agreement, and liability for breach thereof, shall survive the Closing and any subsequent delivery of the deed unless otherwise indicated.  Seller hereby represents and warrants to Developer as to the following matters, each of which is so represented and warranted to be materially true and correct both as of the Effective Date (unless otherwise noted) and through and as of the Closing Date.  The continued truth of each of the representations and warranties as of the Closing Date shall be a condition precedent to Developer’s obligation to close.

(i)                                     Due Organization and Qualification.  Seller is a duly organized limited liability company, validly existing and in good standing in the state of Nevada, and has the power and authority to enter into and perform all of its obligations under this Agreement.

(ii)                                  Litigation.   To the Seller’s knowledge after reasonable inquiry, and other than the litigation identified on Schedule 20, there are no pending or threatened matters of litigation, administrative action or arbitration pending against the Seller or the Timeshare Property, or any pending or threatened eminent domain, expropriation, condemnation or other governmental proceedings involving a taking of the Timeshare Property or any part thereof or affecting the Timeshare Property which can or will materially and adversely affect Seller’s ability to perform its obligations under this Agreement or which will materially and adversely impair Developer’s intended use of the Timeshare Property.  To the Seller’s knowledge, no attachments, execution proceedings, assignments, insolvency, bankruptcy or reorganization proceedings are pending or threatened or available against, or contemplated by, the Seller.

(iii)                               Certain Information.   Seller has no reason to believe that all records and other documents which have been, or are to be, delivered by the Seller under this Agreement are, or in the case of future deliveries, will be, true, accurate and complete, and fairly present the information set forth therein in a manner which is not misleading; provided, however, that any financial projections, marketing analyses and similar deliveries are provided for information only and without representation or warranty of any kind.

(iv)                              Authority to Enter into and Consummate the Agreement.  Seller’s execution of, and performance under, this Agreement is contracted through its authorized officer.  By virtue of the execution of this Agreement, the Seller represents that it has the right and authority to enter into this Agreement and that the Seller has the ability to perform all of its obligations hereunder without any consents from any public or private parties other than pursuant to the PSA and the City Block Covenants and the Senior Lender Agreements.  The execution and delivery of this Agreement, and the performance of Seller’s obligations hereunder, have been duly and validly authorized by all necessary corporate action on the part of the Seller.  This Agreement constitutes a legal, valid and binding obligation of the Seller, which is enforceable against the Seller in accordance with its terms, subject to enforceability, bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights generally and to general equitable principles.  To the Seller’s knowledge after reasonable inquiry, neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in a breach under any agreement or instrument by which the Seller or the Timeshare Property is bound, subject to applicable consents required under or in connection with the PSA and the City Block Covenants and the Senior Lender Agreements, as listed on Schedule 20 attached hereto (or to be attached hereto, in accordance with the Documentation Schedule), and will not constitute a violation of any applicable law, rule, regulation, judgment, writ, order or decree of any governmental entity or court to which the Seller or the Timeshare Property is subject.  Seller is not a party to, and to the Seller’s knowledge the Timeshare Property is not subject to, any contract, understanding or agreement, written or oral, other than this Agreement and the agreements listed in Schedule 20.

(v)                                 No Known Breaches or Violations.  Seller has received no written notice of any breach of any zoning or land use requirements.  Seller has not received written notice pertaining to the Timeshare Property regarding any violations of any state, local, federal or other law, statute, regulation, code, ordinance, decree or order.

(vi)                              Access.  To Seller’s knowledge after reasonable inquiry, subject to the applicable City Block Covenants, the Timeshare Property abuts, and has direct, permanent and unobstructed access for purposes of ingress and egress to, public roads or streets sufficient to satisfy all zoning, building and land use codes, restrictions and regulations.

(vii)                           Title.   Seller is contract purchaser of the Timeshare Property.  To Seller’s knowledge, no other agreements, options or rights of first offer or refusal exist to purchase or use the Timeshare Property or any portion thereof.  To Seller’s knowledge, no other party is in possession of any portion of or has any claim or right to possession of the Timeshare Property.

(viii)                        Certain Tax Matters.  The Seller is a “United States Person” within the meaning of Section 1545(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver to the Developer, at closing, an “Entity Transferor” certification.

21.                               Limitation.  Notwithstanding anything to the contrary herein or in any other document or agreement, Developer acknowledges that

(A)                              Seller is acquiring the Complex, including the Timeshare Property, from Aladdin Gaming, L.L.C. pursuant to the PSA; and

(B)                                Closing under this Agreement is to occur no sooner than simultaneously with closing under the PSA, and

(C)                                Seller is relying upon the representations and warranties of Aladdin Gaming, L.L.C. in and pursuant to the PSA; and

(D)                               any representations and/or warranties and/or covenants and/or agreements of Seller in this Agreement pertaining in any way to the Timeshare Property are derived from and limited by the corresponding representations and/or warranties and/or covenants and/or agreements of Aladdin Gaming LLC in the PSA.

Seller represents that after reasonable inquiry, Seller has no knowledge of facts and circumstances that would make any matter described in this Section 21 inconsistent with any of Seller’s representations and warranties in Section 20.

22.                               Covenants of the Seller.  Seller hereby covenants with the Developer, from and after the Effective Date and through the Closing Date (or such other specified date), that Seller will faithfully perform its obligations under this Agreement.  Seller shall also reasonably and promptly cooperate with the Developer in the Developer’s efforts to obtain approval from governmental entities and others for the Developer’s Timeshare Documents including, without limitation, executing applications, consents and authorizations for the Developer to proceed which the Developer shall prepare at its cost and expense.

23.                               Covenants of the Developer.   Developer hereby covenants with the Seller, from and after the Effective Date and through the Closing Date (or such other specified date), that Developer will faithfully perform its obligations under this Agreement.

24.                               Representations and Warranties of the Developer.  All representations and warranties set forth in this Section shall survive the Closing and any subsequent delivery of the deed unless otherwise indicated. Developer hereby represents and warrants to the Seller as to the following matters, each of which is so represented and warranted to be materially true and correct both as of the Effective Date and through and as of the Closing Date. The continued truth of each of the representations and warranties as of the Closing Date shall be a condition precedent to Seller’s obligation to close.

(i)                                     Due Organization and Qualification.  Developer is a duly organized limited partnership, validly existing and in good standing in the State of Florida, and qualified to do business in the State of Nevada, and has the power and authority to own the Timeshare Property or the interest therein to be acquired pursuant to this Agreement and enter into and perform its obligations under this Agreement.

(ii)                                  Authority to Enter into and Consummate the Agreement.  Developer’s execution of, and performance under, this Agreement is contracted through its authorized officer.  By virtue of the execution of this Agreement, the Developer represents that it has the right and authority to enter into this Agreement and that the Developer has the ability to perform all of its obligations hereunder without any consents from any public or private parties.  The execution and delivery of this Agreement, and the performance of Developer’s obligations hereunder, have been duly and validly authorized by all necessary corporate and partnership action on the part of the Developer and its constituents.  This Agreement constitutes a legal, valid and binding obligation of the Developer, which is enforceable against the Developer in accordance with its terms, subject to enforceability, bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights generally and to general equitable principles.  Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with or result in a breach under any agreement or instrument by which the Developer is bound, and will not constitute a violation of any applicable law, rule, regulation, judgment, writ, order or decree of any governmental entity or court to which the Developer is subject.  Developer is not a party to any contract, understanding or agreement, written or oral, other than this Agreement and the agreements listed in Schedule 24 attached hereto (or to be attached hereto, in accordance with the Documentation Schedule).

25.                               Closing and Deed Delivery.

(a)                                  Developer’s Conditions Precedent to Closing.  The obligations of the Developer to effect the transactions contemplated by this Agreement shall be subject to satisfaction of all of the following conditions precedent unless waived in writing by the Developer, in its sole discretion:

(i)                                     All representations and warranties of the Seller shall be true and correct in all material respects as of the Effective Date and the Closing Date and, if applicable, as of the date of delivery of the deed in accordance with Subsection (f) below; and the Seller shall have delivered an officer’s certificate, dated the Closing Date, and, if applicable, as of the date of delivery of the deed as aforesaid, to such effect; and

(ii)                                  All Title Objections, Survey Objections, Environmental Objections and Zoning and Land Use Objections, if any, shall have been resolved to the Developer’s reasonable satisfaction or waived; and

(iii)                               As of the Closing Date and, if applicable, as of the date of delivery of the deed in accordance with Subsection (f) below, Seller shall not be (i) subject to any order, decree, judgment or injunction of a court or governmental body of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated herein nor (ii) a party to any pending action, suit or proceeding before any court or governmental agency of competent jurisdiction which seeks to enjoin or prohibit the consummation of the transactions contemplated hereby, or to cause any of the transactions contemplated hereby to be rescinded following their consummation, or which materially and adversely affects the Timeshare Property or the use of the Timeshare Property in accordance with the Developer’s intended use; and

(iv)                              Seller shall have performed all material obligations and complied with all material covenants and obtained all necessary approvals and consents required or contemplated by this Agreement; and

(v)                                 The parties shall have concluded and executed all applicable Timeshare Development Agreements; and

(vi)                              Seller shall have closed under the PSA and/or shall close under the PSA simultaneously with Closing under this Agreement; and

(vii)                           The Senior Lenders shall have given all required consents to the Closing of the transaction and shall have executed the nondisturbance and attornment agreement as provided in Section 19 above; and

(viii)                        All other consents and approvals, including but not limited to those referred to in Section 6, Section 9, Section 20(iv), Schedule 20, Section 32(c) and Section 37, to the extent then applicable, shall have been obtained.

(b)                                 Seller’s Conditions Precedent to Closing.  The obligations of Seller to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions precedent at or prior to the Closing Date for each Phase unless waived in writing by Seller, at its sole discretion:

(i)                                     Closing shall have occurred under the PSA to the satisfaction of the Seller; and

(ii)                                  The representations and warranties of the Developer shall be true and correct in all material respects as of the Effective Date and the Closing Date; and

(iii)                               All Title Objections, Survey Objections, Environmental Objections and Zoning and Land Use Objections, if any, shall have been resolved to the Seller’s reasonable satisfaction or waived; and

(iv)                              Developer shall not be (i) subject to any order, decree, judgment or injunction of a court or governmental body of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated herein nor (ii) a party to any pending action, suit or proceeding before any court or governmental agency of competent jurisdiction which seeks to enjoin or prohibit the consummation of the transactions contemplated hereby, or to cause any of the transactions contemplated hereby to be rescinded following their consummation, or which materially and adversely affects the Timeshare Property or the use of the Timeshare Property in accordance with the Developer’s intended use; and

(v)                                 Developer shall have performed all material obligations and complied with all material covenants and obtained all necessary approvals and consents required or contemplated by this Agreement; and

(vi)                              The parties shall have concluded and executed all applicable Timeshare Development Agreements; and

(vii)                           The Senior Lenders shall have given all required consents to the Closing of the transaction; and

(viii)                        The satisfaction or waiver of all of the Developer’s Conditions Precedent to Closing as provided in Section 25(a); and

(ix)                                All consents and approvals, including but not limited to those referred to in Section 20(iv) and Schedule 20, shall have been obtained.

(c)                                  Closing Date and Location.  Subject to the other provisions of this Agreement, the date of Closing hereunder (the “Closing Date”) shall be no later than December 31, 2004.  The Closing shall occur in Las Vegas, Nevada at a location to be designated by Seller, with consent of Developer, not to be unreasonably withheld, or by mail/overnight courier service (if the Developer and Seller so elect), on or as of the Closing Date.

(d)                                 Closing Documents.  At the Closing, (i) Seller shall execute and deliver, or shall cause to be executed and delivered, to Developer (or other applicable person), such title affidavits and related items as may be reasonably requested by the Title Company handling settlement, including but not limited to a settlement statement and a FIRPTA affidavit; and (ii) Developer shall execute and deliver, or shall cause to be executed and delivered, to Seller (or other applicable person), an insured closing protection letter from the parent of the Title Company and such title affidavits and related items as may be reasonably requested by the Title Company handling settlement, including but not limited to a settlement statement; and (iii) Seller and Developer shall execute and deliver, or shall cause to be executed and delivered, all such other applicable documents and agreements, including but not limited to all applicable Timeshare Development Agreements, and other items as shall be necessary or appropriate to effect the Closing in accordance with this Agreement.

(e)                                  Prorations and Closing Costs.

(1)                                  Taxes, utilities and related items shall be prorated as of the date of Deed Delivery, and any bills or invoices dated or delivered to or received by Developer with respect thereto following the Closing Date shall be the responsibility of Developer to pay.  If exact amounts for any prorated items are not available on the date of Deed Delivery, such items shall be prorated on the basis of the most recent information available, and shall be re-prorated when more accurate information becomes available.

(2)                                  Seller shall pay for (i) half of the transfer and recordation taxes on the transfer deed; (ii) all transfer and recordation taxes and all other recording fees and costs for all title curative instruments, if any; and (iii) its own attorney’s fees.  Developer shall pay for all other closing and recordation taxes, fees, costs and expenses, including but not limited to (1) the title insurance premiums for all title insurance policies provided for herein and/or required by Developer’s providers of funds; (2) half of the transfer and recordation taxes, and all other recording fees and costs, for the transfer deed and for all other documents and instruments to be recorded and/or filed in any applicable land records and/or in any applicable governmental records; (3) all fees, charges, costs and expenses of any and all contractors, agents, consultants and professionals engaged to perform due diligence or other services with respect to the Timeshare Property; and (4) its own attorney’s fees.

(f)                                    Deed Delivery.

(1)                                  Notwithstanding occurrence of Closing as provided herein, the Special Warranty Deed, with Reversion, in form and substance as set forth in Exhibit I attached hereto (or to be attached hereto, in accordance with the Documentation Schedule) and incorporated herein by reference, and the Bill of Sale in form and substance as set forth in Exhibit J attached hereto (or to be attached hereto, in accordance with the Documentation Schedule) and incorporated herein by reference, shall not be required from Seller, and shall not be delivered or recorded without Seller’s approval in Seller’s sole discretion, unless and until

(i)                                     Developer shall have delivered to Seller confirmation, in form and substance reasonably acceptable to Seller, as provided in Section 9(q), that Developer has obtained and/or will have available sufficient funds (e.g., debt and equity) to complete the development and construction of the Timeshare Project (or, if applicable, the first phase thereof) and to timely pay the Marketing Fees and other amounts payable to Seller under or pursuant to the provisions of this Agreement and the Marketing and Leasing Agreement;

(ii)                                  The Developer shall have obtained and delivered to Seller the assurances of completion in accordance with Section 9(n), including but not limited to evidence of delivery to the State of Nevada of the completion bond(s) and to the Parent Guaranty described in said Section 9(n), for the construction of at least the first phase of the Timeshare Project, described herein; and

(iii)                               Seller and Developer shall have mutually approved all of the Plans and Specifications and Development Schedule for the Timeshare Project; and

(iv)                              The Developer shall have received all applicable planning and development approvals for the Timeshare Project from Clark County and all other applicable governmental agencies (e.g., state and/or regional planning agencies and/or water allocation bodies and/or school districts); and

(v)                                 The Developer shall have received registration approval from the applicable State of Nevada timeshare regulatory agency concerning Phase 1 of the Timeshare Project.

On the date of delivery of the Special Warranty Deed, with Reversion, the Timeshare Property shall be conveyed free of all Title Objections, Survey Objections, Environmental Objections and Zoning and Land Use Objections, other than those resolved as provided in this Agreement.

(2)                                  Developer shall satisfy all conditions for delivery of the deed as provided above (“Deed Delivery”) not later than the PH Sales Commencement Date.

(3)                                  In addition to any other conditions, the Developer’s development and construction obligations hereunder and under the Timeshare Development Agreements shall be expressly contingent upon the following:

(i)                                     Seller and Developer shall have mutually approved all of the Plans and Specifications and Development Schedule for the Timeshare Project; and

(ii)                                  The Developer shall have received all applicable planning and development approvals for the Timeshare Project from Clark County and all other applicable governmental agencies (e.g., state and/or regional planning agencies and/or water allocation bodies and/or school districts)

– provided that Developer in good faith diligently pursues and exhausts all commercially reasonable efforts to obtain the foregoing approvals.  In the event these conditions (subject to said proviso) in this Paragraph (3) are not satisfied prior to the date of Deed Delivery set forth herein, the Developer shall have no further liability for development and construction hereunder and under the Timeshare Development Agreements.

26.                               Breach; Remedies.

(a)                                  Breach (other than failure to close or failure to satisfy conditions to Deed Delivery) and Opportunity to Cure.

In the event that either party is in breach of its representations, warranties, covenants or other obligations under this Agreement other than the obligation to close, the non-breaching party shall give notice to such effect, specifying the nature of such breach, in which event the breaching party shall have thirty (30) days following the receipt of such notice to cure such breach. If such breach is not cured within such period, the non-breaching party shall have the rights (i) to enforce the terms of this Agreement by seeking a judicial decree of specific performance or other equitable remedy and/or (ii) to pursue such other relief (including damages) as may be available at law or in equity.

(b)                                 Seller’s Failure to Close or Deliver the Deed.  In the event of Seller’s failure to close on the sale of the Timeshare Property or to deliver the deed when required to do so in accordance with this Agreement, Developer may enforce the requirement to close or to deliver the deed by seeking a judicial decree of specific performance or other equitable remedy.

(c)                                  Developer’s Failure to Close or Satisfy Conditions.  In the event of Developer’s failure to close on the purchase of the Timeshare Property or to satisfy the conditions to Closing or Deed Delivery when required to do so in accordance with this Agreement and/or in accordance with any applicable deadline, and in the event same constitutes a default by Developer hereunder, Seller may enforce the requirement to close or to satisfy said conditions by seeking a judicial decree of specific performance, and Seller may also seek and prove and collect consequential, actual and any other damages available at law or in equity; provided, however,

(1)                                  if Developer’s failure to close or to satisfy conditions to Closing or Deed Delivery is due solely to

(A)                              Developer’s inability, after good faith diligent pursuit and exhaustion of all commercially reasonable efforts, to obtain

(i)                                     all applicable planning and development approvals (assuming that the conditions set forth in Section 25(f)(3)(i) have been satisfied) for the Timeshare Project from Clark County and all other applicable governmental agencies (e.g., state and/or regional planning agencies and/or water allocation bodies and/or school districts); or

(ii)                                  registration approval from the applicable State of Nevada timeshare regulatory agency concerning Phase 1 of the Timeshare Project; or

(B)                                acts of God or labor actions which make it impossible, in the exercise of commercially reasonable efforts, to develop and build the Timeshare Project as contemplated herein (after reasonable accommodation by Seller); or

(C)                                act of war or terrorism (identified as such by the United States Government under the USA Patriot Act and/or subject to the benefits of the Terrorism Risk Insurance Act) which directly, materially and adversely affects tourism in Las Vegas, Nevada for a period of at least four (4) consecutive months; or

(D)                               the death or incapacity of David Siegel; or

(E)                                 Disapproval or other adverse action by the owner of the Mall Property to the extent occurring as described in and subject to the provisions of Section 6(a)(5) above; or

(F)                                 Seller’s inability, good faith diligent pursuit and exhaustion of all commercially reasonable efforts, to obtain confirmation of utilities as and to the extent provided in and subject to the provisions of Section 6(e) above;

and is not (and does not arise from) a default by Developer hereunder, then this Agreement shall be terminated, subject to Developer’s continuing duties to Seller concerning confidential and/or proprietary information and any and all other provisions hereof which survive termination of this Agreement, and Seller shall have no remedy under this Section 26 for Developer’s failure to close or satisfy conditions; and

(2)                                  Following Closing (assuming that the conditions set forth in Section 25(f)(3)(i) have been satisfied), if Developer’s failure to satisfy conditions to Deed Delivery is due solely to

(A)                              Developer’s inability, after good faith diligent pursuit and exhaustion of all commercially reasonable efforts, to obtain construction financing for the development and construction of the first phase of the Timeshare Project, or

(B)                                Developer’s inability, after good faith diligent pursuit and exhaustion of all commercially reasonable efforts, to obtain and deliver to the Seller evidence of the completion bond(s) described in Section 9(n);

then, whether or not same constitutes a default hereunder, Developer shall be liable to Seller for $7,000,000 as liquidated damages, and upon payment thereof this Agreement shall be terminated, subject to Developer’s continuing duties to Seller concerning confidential and/or proprietary information and any and all other provisions hereof which survive termination of this Agreement, and Seller shall have no further remedy under this Section 26 for Seller’s failure to satisfy conditions to Deed Delivery, the parties agreeing hereby that, in such event, liquidated damages is a reasonable remedy under the circumstances.

Whatever the reason or remedy for Developer’s failure to close, Developer shall deliver to Seller any and all information and all books, records, documents and other items delivered to or obtained by or generated by Developer in any way related to the Timeshare Property and/or the Complex.

(d)                                 Specific Developer Defaults.  If Developer shall fail to:

(i)                                     commence and diligently prosecute in good faith the Design/Approval activities as required herein, or

(ii)                                  commence sales of Timeshare Intervals in Phase 1 of the Timeshare Project on or prior to the PH Sales Commencement Date, and such failure shall continue for thirty (30) days following written notice thereof from Seller, or

(iii)                               pay the Timeshare Advances or Marketing Fee when due,

when required pursuant to applicable provisions of this Agreement, subject to applicable conditions, then:

(A)                              if Deed Delivery has not occurred hereunder, Seller may terminate this Agreement by giving notice to Developer, upon which the parties shall have no further rights or obligations hereunder other than as provided in Section 33 and Section 26(c); and

(B)                                if Deed Delivery has occurred hereunder,

(1)                                  Seller may terminate Developer’s rights under any and/or all applicable Timeshare Development Agreements – including (but not limited to) the Marketing and Leasing Agreement, and the Maintenance Agreement – and may draw upon the Letter of Credit; and Developer shall no longer have the right to pursue development of the Timeshare Project; and

(2)                                  Notwithstanding clause (1) above,

(a)                                  the Resort and Amenities Access Easement/ Agreement shall not terminate to the extent applicable to any portion of the Timeshare Project as to which (i) the possibility of reversion, as provided in Section 9(g), has expired; and (ii) sale of Timeshare Intervals has commenced in accordance with this Agreement and there is outstanding (or consummated) at least one contract with a bona fide third-party consumer to purchase a Timeshare Interval; and

(b)                                 until the occurrence of a Fully Sold Project to the extent of Timeshare Units in the portions of the Timeshare Project as to which the possibility of reversion has terminated as provided herein, and so long as the Developer is not in breach of its obligations pursuant to Section 9(a) and Section9(f) with respect to such portions not subject to reversion, all applicable provisions of this Agreement – including but not limited to provisions concerning marketing fees, marketing locations, exclusivity, management rentals and easements – and the Sales Center Lease, shall continue in full force and effect with respect to such portions not subject to reversion; provided that the foregoing shall not limit or otherwise affect Seller’s activities with respect to anything other than Timeshare Intervals; and

(c)                                  after the occurrence of a Fully Sold Project to the extent of Timeshare Units in the portions of the Timeshare Project as to which the possibility of reversion has terminated as provided herein, and so long as the Developer is not in breach of its obligations pursuant to Section 9(a) and Section 9(f) with respect to such portions not subject to reversion, Seller may develop and/or sell the second and any subsequent phases of the Timeshare Property without regard to the aforesaid limitations, including but not limited to a competing timeshare project and/or a competing timeshare developer; and the Sales Center Lease shall be terminated; and

(3)                                  The Timeshare Property, or applicable portion (see Section 9(g) above), shall revert to Seller, and Developer shall execute, seal, acknowledge and deliver such instruments of conveyance and such other documents and agreements as may be necessary or appropriate to complete said reverter and vest in Seller good and marketable fee simple title to all of the Timeshare Property (or applicable portion), real, personal and mixed, and to relieve Developer to the extent applicable of liability to Seller under the Timeshare Development Documents with respect to the Reversion Property; and

(4)                                  If requested by Seller, Developer will transfer to Seller (or its designee) all design information and other work product related to the construction of the Timeshare Project other than information proprietary to Developer’s timeshare business; and

(5)                                  Subject to any applicable duty to mitigate, Seller shall be entitled to such other remedies as may be available hereunder and/or at law and/or in equity.

Any design information or other work product transferred to Seller shall be used by Seller only in connection with the Timeshare Project on the Timeshare Property.

(e)                                  Other.  The rights and remedies provided in the preceding subsections of this Section shall be the sole and exclusive rights and remedies of the parties hereto with respect to the breaches identified therein.  Nothing herein contained, however, shall be deemed to limit any rights or remedies of the parties following the Closing for any misrepresentation, breach of covenant, breach of warranty or other matter thereafter asserted by the parties hereto.  Each of the parties acknowledges that the remedies stated herein have been negotiated and provide mutual, satisfactory and adequate and proper compensation and consideration to each of the parties and that such remedies take into account the peculiar risks of each of the parties.  Each party waives any right to assert the defense of lack of mutuality of remedy.  Any and all remedies provided for herein and/or available at law or in equity shall survive Closing hereunder.

(f)                                    Reversion.  Notwithstanding anything contained in this Agreement to the contrary, once a reversion as set forth in this Agreement has occurred, and except with respect to the Developer’s potential liability for liquidated damages as set forth in Subsection (c) above, any remedies available to Seller hereunder or under other applicable Timeshare Agreements, or at law or in equity, shall be limited to remedies pertinent to only the portion of the Timeshare Project as to which the possibility of reversion has terminated.

27.                               Notices.   All notices hereunder shall be in writing and sent to the recipients thereof through the use of any one of (a) a recognized national commercial delivery service providing regular overnight delivery service, (b) hand delivery or (c) certified mail, return receipt requested, and shall be deemed properly delivered when and if delivered to the recipient’s office by any of such service, as evidenced by the delivery receipt obtained by such service from the recipient’s office (or if no such receipt is returned to the sender, then two (2) Business Days after the delivery service acknowledges receipt of the notice for delivery) or evidence of the recipient’s refusal of such notice, such notices to be delivered to the parties at the addresses set forth below:

If to the Developer:	Westgate Resorts, Ltd.
5601 Windhover Drive
Orlando, Florida 32819
	Attn:	David A. Siegel
	Attn:	David Crabtree

with copy to:	Greenspoon, Marder, Hirschfeld ,
Rafkin, Ross & Berger, P.A.
201 East Pine Street, Suite 500
Orlando, Florida 32801
	Attn:	Michael E. Marder, Esq.

If to the Seller:	OpBiz, L.L.C.
3667 Las Vegas Blvd. South
Las Vegas, Nevada 89109
	Attn:	Mark S. Helm, Esq.

with copy to:	Holland & Knight LLP
2099 Pennsylvania Ave., N.W.
Washington, D.C. 20006
	Attn:	Robert M. Chasnow, Esq.

Either party may change the person and/or address required for proper notice by giving the other party written notice of such modification in the manner described in this Section.

A duplicate notice may be also sent by facsimile (fax) as an accommodation but notice shall be effective only if delivered by method (a), (b) or (c) listed above.

28.                               Brokers.   Each of the Developer and the Seller warrants that no broker has been involved in connection with this transaction.  The parties agree to indemnify, defend and hold each other harmless against the commission claims of any brokers with whom the indemnifying party is claimed to have dealt, and further from and against any loss, cost (including reasonable attorney fees), damage, claim, demand or liability relating to broker claims which may be asserted against the indemnified party and which arises by, through or under the indemnifying party.

29.                               Applicable Law.  This Agreement and all questions of interpretation, construction and enforcement hereof, and all controversies hereunder, shall be governed by the applicable statutory and common law of the State of Nevada without regard to conflict of law principles.

30.                               Partial Invalidity.  In the event any term or provision of this Agreement shall be held illegal, unenforceable or inoperative as a matter of law, the remaining terms and provisions of this Agreement shall not be affected thereby, but each such term and provision shall be valid and shall remain in full force and effect if the deletion of the invalid provision shall not destroy the clear intent and purpose of this Agreement (or deprive either party of a material benefit contemplated by this Agreement).

31.                               Good Faith.  Each party agrees to take all actions respectively required of it or otherwise contemplated hereunder promptly and in good faith.

32.                               Assignment.

(a)                                  This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the parties hereto.

(b)                                 Seller in its sole discretion may permit Developer to assign and delegate its rights and obligations hereunder to a single-purpose entity wholly owned and controlled by Developer, in which event Developer shall remain fully responsible for all payment and performance obligations of Developer hereunder and under all other related documents and agreements.

(c)                                  Developer may collaterally assign its rights hereunder and/or under any of the other Timeshare Development Agreements as security for its construction financing for the Timeshare Project and/or in connection with receivables financing pertinent to the Timeshare Project; provided that any such collateral assignment assigns only the rights of Developer pursuant to the Timeshare Development Agreements and does not modify any of the Developer’s obligations thereunder or modify or adversely affect any of the Seller’s rights and obligations thereunder; and provided further that any exercise of remedies by a lender or other holder of any such collateral assignment, and any acquisition of assets or exercise of rights under any such collateral assignment, shall be subject to all applicable provisions of this Agreement and the other applicable Timeshare Development Agreements; it is understood and acknowledged that any lender foreclosing pursuant to the aforesaid assignment(s), or any purchaser at such foreclosure, shall also be entitled to any benefits available otherwise to Developer hereunder.  Seller acknowledges that Developer requires financing, secured by collateral assignments of Developer’s rights hereunder and/or under other Timeshare Development Agreements, in order to complete Developer’s obligations under this Agreement.

(d)                                 To comply with requirements of its lenders, and/or for other reasons, Seller, without notice to or consent from Developer, may assign and/or delegate its rights and responsibilities hereunder and/or under the other Timeshare Development Agreements, provided any such assignee and/or delegee shall assume all applicable responsibilities of Seller; and/or may cause a parent, subsidiary or other affiliate to transfer the Timeshare Property to Developer at Deed Delivery and/or to otherwise fulfill Seller’s undertakings herein.  It is currently contemplated that a parent, subsidiary or other affiliate named or colloquially known as MezzCo will be said transferor.  Any and all references herein to Seller shall be read and understood in the context of this Section.

(e)                                  Seller may collaterally assign its rights hereunder and/or under any of the other Timeshare Development Agreements as security for loans and other financial accommodations, without any requirement for approval by Developer, provided that Seller shall provide notice to Developer of the material terms of any such collateral assignment.

(f)                                    This Section shall not limit the ability of Developer to assign its development rights as provided in (but subject to compliance with) Section 9(g) in order to avoid the application of the reversionary provisions of said Section.

(g)                                 Except as provided above in this Section, neither party may assign any of its rights or obligations under this Agreement in whole or in part without the prior written consent of the other party.

33.                               Non-Merger; Survival.  The provisions of all Sections of this Agreement (and the representations and warranties set forth herein), including but not limited to the default and remedy provisions herein, shall survive the Closing and shall not be merged into the documents of conveyance from Seller to Developer at or in connection with Closing or any Timeshare Development Agreement or any other applicable document or agreement, unless and to the extent expressly indicated otherwise.

34.                               Entire Agreement.  This Agreement embodies the entire understanding between the parties, and supersedes any and all prior agreements and understandings, written or oral, formal or informal.

35.                               Number, Gender etc.  All pronouns and nouns and variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the context and identity of the parties may require.

36.                               Construction of Agreement.  This Agreement shall not be construed more strictly against one party than the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties.  The headings of various Sections in this Agreement are for convenience only and are not to be utilized in construing the content or meaning of the substantive provisions hereof.  Each party acknowledges and waives any claim contesting the existence and the adequacy of the consideration given by the other in entering into this Agreement.  All recitals, exhibits, schedules and similar items referred to herein and attached or intended to be attached hereto are incorporated into this Agreement by reference as integral parts of this Agreement.

37.                               Missing Exhibits, Schedules, etc.; Documentation Schedule.  If and to the extent that any exhibits and/or schedules is/are not attached hereto as an exhibit(s) and/or schedule(s) on the Effective Date of this Agreement, the form and substance thereof shall be negotiated in good faith between the parties hereto and shall be agreed upon and so attached on or before the date which is set forth below:

Exhibit, Schedule, etc.		To be Agreed Upon and Attached

Exhibit A	Timeshare Property	Attached hereto

Exhibit B	Developer’s Form of SNDA	30 days following Effective Date*

Exhibit C	Letter of Credit	Closing Date

Exhibit D	Marketing and Leasing Agreement	Closing Date

Exhibit E	Reserved

Exhibit F	Resort & Amenities Access Easement	Closing Date

Exhibit G	Reserved

Exhibit H	Maintenance Agreement	Deed Delivery

Exhibit I	Special Warranty Deed, with Reversion	Closing Date

Exhibit J	Bill of Sale & General Assignment	Closing Date

Exhibit K	PHII Licensing & Memorabilia Agreement	30 Days following Effective Date*

Exhibit L	Statement Format	Closing Date

Exhibit M	Reserved

Exhibit N	Parent Guaranty (Westgate)	30 Days following Effective Date*

Exhibit O	Escrow Agreement	Closing Date

Exhibit P	Reserved

Schedule 20	Seller Disclosures	30 Days following Effective Date*

Schedule 24	Developer Disclosures	30 Days following Effective Date*

38.                               Waivers; Extensions.  No waiver of any breach of any agreement or provisions herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provisions herein contained.  No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

*                                         but not, in any event, later than December 31, 2004.

39.                               Time.  Time is of the essence with respect to this Agreement.  Whenever the time for performance of any act hereunder falls on a Saturday or Sunday or a legal holiday in Orlando, Florida or Las Vegas, Nevada, such time shall be ipso facto extended to the next Business Day.

40.                               Counterparts; Faxed Signatures; etc.  This Agreement may be executed in counterparts and/or via use of multiple signature pages, each of which shall be deemed an original.  It shall not be necessary that all signatures of all parties, or that all signatures necessary to bind any party, appear on the same counterpart or signature page.  Signatures hereon transmitted via telefacsimile (fax) or similar means, in accordance with Section 27, shall be valid and binding on all parties so transmitting.

41.                               Modifications.  This Agreement may not be modified orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

42.                               Attorney Fees and Expenses.  Should either party institute legal proceedings founded upon a breach of this Agreement, except as any party’s remedies or recoveries may be otherwise expressly limited hereunder, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ and paralegal fees and expenses incurred in connection with trial court proceedings, on appeal and in bankruptcy or administrative proceedings which interpret or enforce such party’s rights under this Agreement.

43.                               Further Assurances.  Each party, at any time, and from time to time, shall deliver to the other party such additional and other documents and agreements, and shall do and perform such other matters, as the other party may reasonably request, to fully effect the purposes of this Agreement.

44.                               Force Majeure.  If a cause of delay is not due to the willful act or neglect of such party, then except where the provisions of this Agreement clearly provide to the contrary, neither Seller nor Developer shall be deemed in default with respect to the performance of any of the terms, covenants and conditions of this Agreement if such failure shall be due to any strike, lockout, civil commotion, war-like operation, invasion, rebellion, hostilities, military or usurped power, sabotage, governmental regulations or controls, inability to obtain any materials for reasons beyond Seller’s control, Act of God or other casualty or cause beyond the reasonable control of such party. In any such event, except where expressly noted in this Agreement, the time for performance of such obligations) shall be extended one day for each day such party is prevented from performing its obligations) under this Agreement by such force majeure.  This provision shall not limit or support any delay in Developer’s obligation to pay Timeshare Advances timely in accordance with this Agreement.

45.                               No Third Party Beneficiary.  Neither party intends that the purchasers of timeshare interests in the Timeshare Project or that any other individual or entity (other than the Senior Lenders to the extent of their interests in the Seller and the Complex) will have the status of a third party beneficiary of any provision of this Agreement for the purpose of enforcing such provision.  The foregoing shall not adversely affect the ability of purchasers of Timeshare Intervals to enforce their rights under applicable Timeshare Development Agreements or the ability of collateral assignees (see Section 32) to enforce their rights under their applicable security instruments.

46.                               Confidentiality.  Developer covenants that as long as this Agreement remains in effect (and following its termination for any cause whatsoever), Developer (and Developer’s affiliates) will hold in strict confidence all data and information obtained by Developer concerning the Timeshare Property and/or the Complex and/or the Seller, in connection with this Agreement or otherwise, except that Developer may disclose information concerning the Timeshare Property to those individuals and entities assisting Developer in connection with the Design/Approval Process and, if appropriate, to Developer’s lender, sureties and such governmental agencies and authorities as may be required by law.

47.                               Exclusivity.   Until the first to occur of – (i) 100 Percent Sell-Out; (ii) the exercise by Seller of its termination right in Section 26(d), (iii) any uncured default by Seller or its related or affiliated entities pursuant to the various agreements contemplated hereunder (collectively, the “Termination Events”) – Developer and its affiliates will not market, sell or contract for marketing or sale of timeshare interests in a Westgate or any other timeshare product located on Las Vegas Boulevard.  The parties agree that the foregoing restriction specifically excludes Westgate Flamingo Bay (to the extent owned by Developer and/or its related and/or affiliated entities) (but the foregoing exclusion does not affect or modify any other provisions of this Agreement pertaining to Westgate Flamingo Bay; see Section 12).  The parties further agree that the foregoing restriction shall be suspended for each year (see Section 4(d)) following any year in which Developer achieves Net Interval Sales exceeding $100,000,000, as verified by Seller in accordance with Section 4(f) (periodic reports, audits, etc.) and related provisions hereof.

[END OF PAGE.]

IN WITNESS WHEREOF, the parties have executed this Agreement, effective for all purposes as of the Effective Date set forth on the first page hereof.

Seller:

OPBIZ, L.L.C.,
a Nevada limited liability company

By:
Print:
Title:

Developer:

WESTGATE RESORTS, LTD.,
a Florida limited partnership

By:
Print:
Title:

The undersigned joins in the foregoing Agreement solely for the purpose of agreeing to execute and deliver the Deed and other applicable documents if, as and when required pursuant thereto.

MEZZCO LLC, a Nevada limited liability company

By:
Print:
Title:

Exhibits & Schedules:

Exhibit A	Timeshare Property
Exhibit B	Nondisturbance and Attornment Agreement protecting Developer’s access to Complex
Exhibit C	Guaranty/Security for Timeshare Advances and Marketing Fees
Exhibit D	Marketing and Leasing Agreement
Exhibit E	Reserved
Exhibit F	Resort and Amenities Access Easement/Agreement
Exhibit G	Reserved
Exhibit H	Maintenance Agreement
Exhibit I	Special Warranty Deed, with Reversion
Exhibit J	Bill of Sale
Exhibit K	PHII Licensing and Memorabilia Agreement
Exhibit L	Monthly Itemized Statement – Marketing Fee Calculation & Net Timeshare Intervals
Exhibit M	Reserved
Exhibit N	Parent Guaranty
Exhibit O	Escrow Agreement
Exhibit P	Reserved
Schedule 20	Seller Disclosures
Schedule 24	Developer Disclosures

Exhibit A

Timeshare Property

[TO BE CONFIRMED]

PARCEL ONE (1):

EXPLANATION:

THIS LEGAL DESCRIBES PARCEL NC AS SHOWN IN FILE 111, PAGE 84 OF SURVEYS ON FILE AT THE CLARK COUNTY, NEVADA RECORDER’S OFFICE.

LEGAL DESCRIPTION

PARCEL NC

A PORTION OF LOT 1 OF AS SHOWN IN THAT CERTAIN FINAL MAP ENTITLED “THE ALADDIN COMMERCIAL SUBDIVISION” AS RECORDED IN BOOK 96, PAGE 33 OF PLATS ON FILE AT THE CLARK COUNTY, NEVADA RECORDER’S OFFICE AND LYING WITHIN A PORTION OF THE NORTHWEST QUARTER (NW 1/4) OF SECTION 21, TOWNSHIP 21 SOUTH, RANGE 61 EAST M.D.M., CLARK COUNTY, NEVADA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHWEST CORNER OF THE NORTHWEST QUARTER (NW 1/4) OF SAID SECTION 21 BEING ON THE CENTERLINE OF HARMON AVENUE; THENCE ALONG THE SOUTH LINE OF THE NORTHWEST QUARTER (NW 1/4) OF SAID SECTION 21, AND THE CENTERLINE OF SAID HARMON AVENUE, NORTH 89°31’10” EAST, 904.20 FEET; THENCE DEPARTING SAID SOUTH LINE AND STREET CENTERLINE, NORTH 00°28’50” WEST, 93.28 FEET TO THE NORTHERLY RIGHT OF WAY OF SAID HARMON AVENUE TO THE POINT OF BEGINNING; THENCE DEPARTING SAID NORTHERLY RIGHT-OF-WAY, NORTH 00°36’40” WEST, 142.49 FEET TO THE BEGINNING OF A CURVE, CONCAVE SOUTHEASTERLY AND HAVING A RADIUS OF 130.00 FEET; THENCE NORTHEASTERLY ALONG SAID CURVE TO THE RIGHT, THROUGH A CENTRAL ANGLE OF 90°00’00”, AN ARC LENGTH OF 204.20 FEET TO A POINT OF TANGENCY; THENCE NORTH 89°23’20” EAST, 511.60 FEET TO THE WESTERLY RIGHT-OF-WAY OF AUDRIE LANE; THENCE ALONG SAID WESTERLY RIGHT-OF-WAY, SOUTH 00°36’40” EAST, 282.16 FEET TO THE BEGINNING OF A CURVE, CONCAVE NORTHWESTERLY AND HAVING A RADIUS OF 30.00 FEET; THENCE SOUTHWESTERLY ALONG SAID CURVE TO THE RIGHT, THROUGH A CENTRAL ANGLE OF 90°07’50”, AN ARC LENGTH OF 47.19 FEET TO THE NORTHERLY RIGHT-OF-WAY OF SAID HARMON AVENUE; THENCE ALONG SAID NORTHERLY RIGHT-OF-WAY, THE FOLLOWING SEVEN (7) COURSES: (1) SOUTH 89°31’10” WEST, 72.93 FEET TO THE BEGINNING OF A CURVE, CONCAVE NORTHERLY AND HAVING A RADIUS OF 25.00 FEET; THENCE (2) WESTERLY ALONG SAID CURVE TO THE RIGHT THROUGH A CENTRAL ANGLE OF 09°27’42”, AN ARC LENGTH OF 4.13 FEET; THENCE (3) NORTH 81°01’08” WEST, 68.86 FEET TO THE BEGINNING OF A CURVE, CONCAVE SOUTHERLY AND HAVING A RADIUS OF 25.00 FEET; THENCE (4) WESTERLY ALONG SAID CURVE, THROUGH A CENTRAL ANGLE OF 09°27’42”, AN ARC LENGTH OF 4.13 FEET; THENCE (5) SOUTH 89°31’10” WEST, 396.66 FEET TO THE BEGINNING OF A CURVE, CONCAVE NORTHEASTERLY AND HAVING A RADIUS OF 30.00 FEET; THENCE (6) NORTHWESTERLY ALONG SAID CURVE TO THE RIGHT, THROUGH A CENTRAL ANGLE OF 93°33’45”, AN ARC LENGTH OF 48.99 FEET TO A POINT OF NON-TANGENCY, A RADIAL

LINE TO SAID POINT BEARS NORTH 86°55’05” WEST; THENCE (7) SOUTH 80°41’11” WEST, 36.38 FEET TO THE POINT OF BEGINNING.

CONTAINS 188,792 SQUARE FEET (4.33 ACRES), MORE OR LESS. PARCEL NC HAS AN UPPER ELEVATION OF INFINITY.

EXCEPTING THEREFROM THE FOLLOWING DESCRIBED AREA:

COMMENCING AT THE AFOREMENTIONED POINT “A”; THENCE NORTH 00°36’40” WEST, 132.97 FEET TO THE POINT OF BEGINNING; THENCE CONTINUING NORTH 00°36’40” WEST, 9.51 FEET TO THE BEGINNING OF A CURVE, CONCAVE SOUTHEASTERLY AND HAVING A RADIUS OF 130.00 FEET; THENCE NORTHEASTERLY ALONG SAID CURVE TO THE RIGHT THROUGH A CENTRAL ANGLE OF 90°00’00”, AN ARC LENGTH OF 204.20 FEET; THENCE NORTH 89°23’20” EAST, 105.35 FEET; THENCE SOUTH 44°22’41” WEST, 101.35 FEET; THENCE SOUTH 89°21’45” WEST, 101.25 FEET; THENCE SOUTH 00°25’39” EAST, 67.78 FEET; THENCE SOUTH 89°22’54” WEST, 62.23 FEET TO THE POINT OF BEGINNING.

THIS PARCEL HAS A LOWER PLANE ELEVATION OF 2117.29 FEET AND AN UPPER PLANE ELEVATION OF 2144.29 FEET.

FURTHER EXCEPTING THEREFROM THE FOLLOWING DESCRIBED AREA:

PARCEL NB11 AS SHOWN IN FILE 111, PAGE 83 OF SURVEYS ON FILE AT THE CLARK COUNTY, NEVADA RECORDER’S OFFICE DESCRIBED AS FOLLOWS;

COMMENCING AT THE AFOREMENTIONED POINT “A”; THENCE NORTH 00°36’40” WEST, 132.97 FEET TO THE POINT OF BEGINNING; THENCE CONTINUING NORTH 00°36’40” WEST, 9.51 FEET TO THE BEGINNING OF A CURVE, CONCAVE SOUTHEASTERLY AND HAVING A RADIUS OF 130.00 FEET; THENCE NORTHEASTERLY ALONG SAID CURVE TO THE RIGHT THROUGH A CENTRAL ANGLE OF 90°00’00”, AN ARC LENGTH OF 204.20 FEET; THENCE NORTH 89°23’20” EAST, 105.35 FEET; THENCE SOUTH 44°22’41” WEST, 101.35 FEET; THENCE SOUTH 89°21’45” WEST, 101.25 FEET; THENCE SOUTH 00°25’39” EAST, 67.78 FEET; THENCE SOUTH 89°22’54” WEST, 62.23 FEET TO THE POINT OF BEGINNING.

CONTAINS 14,906 SQUARE FEET, MORE OR LESS.

PARCEL NB 11 HAS A LOWER PLANE ELEVATION OF 2144.29 FEET AND AN UPPER PLANE ELEVATION OF 2173.00 FEET.

FURTHER EXCEPTING THEREFROM THE FOLLOWING DESCRIBED AREA:

PARCEL NB7 AS SHOWN IN FILE 111, PAGE 82 OF SURVEYS ON FILE AT THE CLARK COUNTY, NEVADA RECORDER’S OFFICE DESCRIBED AS FOLLOWS;

BEGINNING AT THE AFOREMENTIONED POINT “A”; THENCE NORTH 00°36’40” WEST, 132.97 FEET; THENCE NORTH 89°22’54” EAST, 62.23 FEET; THENCE SOUTH 00°25’39” EAST, 159.12 FEET TO THE NORTHERLY RIGHT-OF-WAY OF SAID HARMON AVENUE AND BEING A POINT ON A NON-TANGENT CURVE, CONCAVE NORTHEASTERLY AND HAVING A RADIUS OF 30.00 FEET, FROM WHICH THE RADIUS BEARS NORTH 07°23’15” EAST; THENCE NORTHWESTERLY ALONG SAID RIGHT-OF-WAY AND CURVE, THROUGH A CENTRAL ANGLE OF 85°41’41”, AN ARC LENGTH OF 44.87 FEET TO A POINT OF NON-TANGENCY, A

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RADIAL LINE TO SAID POINT BEARS NORTH 86°55’05” WEST; THENCE ALONG A NON-TANGENT LINE, SOUTH 80°41’11” WEST, 36.38 FEET TO THE POINT OF BEGINNING.

CONTAINS 8,639 SQUARE FEET, MORE OR LESS.

PARCEL NB7 HAS A LOWER PLANE ELEVATION OF 2117.29 FEET AND AN UPPER ELEVATION OF INFINITY.

PARCEL TWO (2):

A NON EXCLUSIVE EASEMENT FOR PEDESTRIAN AND VEHICULAR INGRESS, EGRESS, PARKING, UTILITIES, MAINTENANCE AND OTHER USES AS PROVIDED FOR IN THAT CERTAIN “CONSTRUCTION OPERATION AND RECIPROCAL EASEMENT AGREEMENT” BY AND BETWEEN ALADDIN GAMING, LLC, ALADDIN BAZAAR, LLC AND ALADDIN MUSIC HOLDINGS, LLC RECORDED MARCH 2, 1998 IN BOOK 980302 AS INSTRUMENT NO. 00003 AND RE-RECORDED MARCH 24, 1998 IN BOOK 980324 AS INSTRUMENT NO. 01111 AND RE-RECORDED MAY 29, 1998 IN BOOK 980529 AS INSTRUMENT NO. 02358 AND RE-RECORDED OCTOBER 22, 1998 IN BOOK 981022 AS INSTRUMENT NO. 00509 AS AMENDED BY MEMORANDUM OF AMENDMENT AND RATIFICATION OF REA RECORDED NOVEMBER 20, 2000 IN BOOK 20001120 AS INSTRUMENT NO. 00858, AS AMENDED BY SECOND AMENDMENT OF CONSTRUCTION, OPERATION RECIPROCAL EASEMENT AGREEMENT RECORDED MARCH 31, 2003 IN BOOK 20030331 AS INSTRUMENT NO. 04875, AS FURTHER AFFECTED BY MEMORANDUM OF SETTLEMENT AGREEMENT DATED AUGUST 19, 2003 RECORDED AUGUST 25, 2003 IN BOOK 20030825 AS INSTRUMENT NO. 01005 OF OFFICIAL RECORDS, CLARK COUNTY, NEVADA.

PARCEL THREE (3):

A NON EXCLUSIVE RIGHT TO USE THAT CERTAIN MULTI-LEVEL PARKING STRUCTURE AND SURFACE-LEVEL PARKING FACILITIES AS PROVIDED FOR IN THAT CERTAIN “MEMORANDUM OF COMMON PARKING AREA USE AGREEMENT” BY AND BETWEEN ALADDIN GAMING, LLC AND ALADDIN BAZAAR, LLC RECORDED MARCH 2, 1998 IN BOOK 980302 AS INSTRUMENT NO. 00005 AND RE-RECORDED MAY 29,1998 IN BOOK 980529 AS INSTRUMENT NO. 02360 OF OFFICIAL RECORDS, CLARK COUNTY, NEVADA.

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Exhibit B

Nondisturbance and Attornment Agreement

Exhibit C

Guaranty/Security for Timeshare Advances and Marketing Fees

Exhibit D

Marketing and Leasing Agreement

Exhibit E

Reserved

Exhibit F

Resort and Amenities Access Easement/Agreement

Exhibit G

Reserved

Exhibit H

Maintenance Agreement

Exhibit I

Special Warranty Deed, with Reversion

Exhibit J

Bill of Sale

Exhibit K

PHII Licensing and Memorabilia Agreement

Exhibit L

Monthly Itemized Statement

Marketing Fee Calculation & Net Timeshare Intervals

Exhibit M

Reserved

Exhibit N

Parent Guaranty

Exhibit P

Reserved

Schedule 20

Seller Disclosures

City Block Covenants:  Documents and agreements binding upon the properties in the city block (the “City Block”) in which the Complex is located – including the Northwind Property, the Mall Property and the Complex (which includes the Hotel/Casino Property and the Timeshare Property (collectively, the “City Block Properties”) – and the owners of said properties.  See Section 19.

Seller’s Environmental Assessment:  That certain Environmental Assessment dated                    prepared by                                       .

Seller’s Survey:  That certain ALTA Survey dated March 24, 2003 by Horigan Survey for the Complex.

Seller’s Title Report:   That certain Preliminary Title Report dated March 14, 2003 prepared by United Title of Nevada.

Senior Lender Agreements:   Amended and Restated Loan and Facilities Agreement dated as of                      among the Seller and the Senior Lenders, together with all documents and agreements related thereto, all of which affect the Seller and the Complex including the Timeshare Property.

Consents and Approvals required under the PSA:

Consents and Approvals required under the City Block Covenants:

Consents and Approvals required under the Senior Lender Agreements:

Schedule 22

Developer Disclosures